Exhibit 2.1

SHARE EXCHANGE AGREEMENT

AMONG

STREAM GLOBAL SERVICES, INC.,

EGS CORP.,

EGS DUTCHCO B.V.

AND

NEWBRIDGE INTERNATIONAL INVESTMENT LTD.

Dated as of August 14, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 5.2(a)

Action of Divestiture or Limitation	Section 5.4(c)

Affiliate	Section 3.1(a)

Agreement	Preamble

Amended Certificate	Section 3.2(b)

Ares	Section 6.3(g)

Ares Foreign Antitrust Filings	Section 3.1(d)(i)

Ares 2018 Warrants	Section 3.2(b)

Ares Letter Agreement	Section 6.3(g)

Ares Warrants	Section 3.2(b)

Audit Date	Section 3.1(h)

Bank Consents	Section 6.1(j)

Bankruptcy and Equity Exception	Section 3.1(c)

BIR	Section 3.1(d)(i)

business day	Section 1.1

Change of Control	Section 8.4

Claim Notice	Section 8.3(a)

Claimed Amount	Section 8.3(a)

Closing	Section 1.1

Closing Date	Section 1.3

Code	Section 1.4

Common Shares	Preliminary Statement

Company	Preamble

Company Accounting Principles	Section 3.1(a)

Company Amendment	Section 3.1(w)

Company Compensation and Benefit Plans	Section 3.1(j)

Company Contracts	Section 3.1(q)(ii)

Company Disclosure Schedule	Section 3.1

Company Filings	Section 3.1(f)

Company Intellectual Property Rights	Section 3.1(o)(i)

Company Material Adverse Effect	Section 3.1(a)

Company Material Contract	Section 3.1(q)(i)

Company Operating Plan	Section 4.1(e)

i

Terms	Reference in Agreement
Company Required Statutory Approvals	Section 3.1(d)(i)

Company Software	Section 3.1(o)(v)

Compensation and Benefit Plan	Section 3.1(j)

Confidentiality Agreements	Section 9.7

Contract	Section 3.1(q)(iii)

control	Section 3.1(a)

controlled by	Section 3.1(a)

Corporate Documents	Section 3.1(a)

Damages	Section 8.2

Directors’ Qualifying Shares	Section 3.1(b)

Dispute	Section 8.3(c)

EGS Dutchco	Preamble

Employee	Section 3.1(j)(vi)

Environmental Law	Section 3.1(l)(iii)

Environmental Permits	Section 3.1(l)(i)

ERISA	Section 3.1(j)

ERISA Affiliate	Section 3.1(j)(ii)

eTelecare	Section 3.1(a)

eTelecare Balance Sheet	Section 3.1(g)

eTelecare Financial Statements	Section 3.1(e)(ii)

eTelecare Reports	Section 3.1(e)(i)

eTelecare Shares	Section 5.13(a)

Exchange	Section 1.1

Exchange Act	Section 3.1(d)(i)

FINRA	Section 3.1(d)(i)

Governmental Entity	Section 3.1(d)(i)

Hazardous Substance	Section 3.1(l)(iv)

HSR Act	Section 3.1(d)(i)

IDEA	Section 3.1(e)(i)

Indemnified Party or Parties	Section 5.6(b)

Indemnifying Party	Section 8.2

Indemnitee	Section 8.2

Information Statement	Section 5.11

Intellectual Property Rights	Section 3.1(o)(i)

International GAAP	Section 4.2(m)

Terms	Reference in Agreement
IRS	Section 3.1(j)(i)

IT Systems	Section 3.1(o)(iv)

Knowing and Material Breach	Section 7.2

Knowledge	Section 3.1(a)

Launch Date	Section 5.13(a)

Law	Section 3.1(k)(i)

Laws	Section 3.1(k)(i)

Liens	Section 2.1(a)

Maximum Amount	Section 5.6(c)

Merger	Section 3.1(w)

Merger Agreement	Section 3.1(w)

NewBridge	Preamble

NYSE Amex	Section 3.2(d)

Offer	Section 5.13(a)

Offer Price	Section 5.13(a)

Offered Stream Common Shares	Section 5.13(d)

Offeror	Section 5.13(a)

Outside Date	Section 7.1(b)

Pension Plan	Section 3.1(j)(i)

Permits	Section 3.1(k)(i)

Person	Section 3.1(a)

PEZA	Section 3.1(d)(i)

PFRS	Section 3.1(a)

Philippine Corporation Code	Section 5.15(a)

Policies	Section 3.1(r)

Preferred Stock	Section 3.2(b)

Providence Return	Section 8.6(a)

Providence Share Consideration	Section 8.6(a)

PSE	Section 3.1(d)(i)

PSEC	Section 3.1(d)(i)

Recapitalization	Section 1.1

Reference Value	Section 8.6(a)

Registration Rights Agreement	Preamble

Representatives	Section 5.1

Requisite Stockholder Approval	Section 3.2(c)

Terms	Reference in Agreement
Response	Section 8.3(b)

Sarbanes-Oxley Act	Section 3.1(e)(ii)

SEC	Section 2.1(e)

Securities Act	Section 1.2

Series A Preferred Stock	Section 3.2(b)

Series B Preferred Stock	Section 3.2(b)

Shares	Preliminary Statement

SRC	Section 3.1(d)(i)

Stockholders	Preamble

Stockholders Agreement	Preamble

Stockholder Disclosure Schedule	Section 2.1

Stream	Preamble

Stream Adverse Recommendation Change	Section 5.2(a)

Stream Balance Sheet	Section 3.2(g)

Stream Common Stock	Section 1.2

Stream Compensation and Benefit Plans	Section 3.2(j)

Stream Contracts	Section 3.2(q)(ii)

Stream Corporate Documents	Section 3.2(a)

Stream Disclosure Schedule	Section 3.2

Stream ERISA Affiliate	Section 3.2(j)(ii)

Stream Filings	Section 3.2(f)

Stream Foreign Antitrust Filings	Section 3.2(d)

Stream Intellectual Property Rights	Section 3.2(o)(i)

Stream IT Systems	Section 3.2(o)(iv)

Stream Material Adverse Effect	Section 3.2(a)

Stream Material Contract	Section 3.2(q)(i)

Stream Non-Voting Common Stock	Section 1.2

Stream Operating Plan	Section 4.2(e)

Stream Reports	Section 3.2(e)(i)

Stream Required Statutory Approvals	Section 3.2(d)

Stream Software	Section 3.2(o)(v)

Stream Stock	Section 2.1(e)

Stream Stock Plan	Section 3.2(b)

Subsidiary	Section 3.1(a)

Superior Proposal	Section 5.2(b)(iii)

Terms	Reference in Agreement
Takeover Statute	Section 3.1(v)

Tax	Section 3.1(m)(x)

Tax Clearance Certificate	Section 1.1

Tax Returns	Section 3.1(m)(xi)

Taxable	Section 3.1(m)(x)

Taxes	Section 3.1(m)(x)

Taxing Authority	Section 3.1(m)(xii)

Trade Secrets	Section 3.1(o)(iii)

Tranche B Loan	Section 1.1

Tranche C Loans	Section 5.18

Tranche D Loans	Section 5.18

under common control with	Section 3.1(a)

U.S. GAAP	Section 3.1(a)

Voting Debt	Section 3.1(b)

Voting Proposals	Section 3.2(c)

Warrants	Section 3.2(b)

EXHIBITS
Exhibit A –	Stockholders Agreement
Exhibit B –	Registration Rights Agreement
Exhibit C –	Amended Certificate of Incorporation of Stream
Exhibit D –	Amended By-laws of Stream
Exhibit E –	Amended Articles of Incorporation of eTelecare

v

STOCKHOLDER DISCLOSURE SCHEDULE

Section	Title
2.1	Title

2.1(d)	Brokers and Finders

COMPANY DISCLOSURE SCHEDULE

Section	Title
3.1(a)	Organization, Good Standing and Qualification

3.1(b)	Capital Structure

3.1(d)	Governmental Filings; No Violations

3.1(h)	Absence of Certain Changes

3.1(j)	Employee Benefits

3.1(k)	Compliance with Laws

3.1(m)	Tax Matters

3.1(n)	Labor Matters

3.1(p)	Title to Properties

3.1(q)	Contracts

3.1(u)	Customers

3.1(v)	No Takeover Statute

3.1(w)	Status of Merger and Reverse Stock Split

4.1	Covenants of the Company

5.17	Mandatory Tender Offer

6.2(c)	Third Party Consents

6.2(d)	Resignations

STREAM DISCLOSURE SCHEDULE

Section	Title
1.2	Consideration

3.2(a)	Organization, Good Standing and Qualification

3.2(b)	Capital Structure

3.2(d)	Governmental Filings; No Violations

3.2(j)	Employee Benefits

3.2(n)	Labor Matters

3.2(p)	Title to Properties

3.2(q)	Contracts

3.2(u)	Customers

4.2	Covenants of Stream

6.3(c)	Third Party Consents

6.3(d)	Resignations

SHARE EXCHANGE AGREEMENT

Share Exchange Agreement (the “Agreement”) made as of the 14th day of August, 2009 by and among Stream Global Services, Inc., a Delaware corporation with its principal office at 20 William Street, Wellesley, Massachusetts 02481 (“Stream”), EGS Corp., a Philippine corporation with its principal office at 33/F Tower One, Ayala Triangle, Ayala Avenue, Makati City, Metro Manila, Philippines 1226 (the “Company”), EGS Dutchco B.V., a corporation organized under the laws of the Netherlands, with its principal office at Fred Roeskestraat 123, 1076 EE, Amsterdam, The Netherlands (“EGS Dutchco”), NewBridge International Investment Ltd., a British Virgin Islands company with its registered office at P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Island (“NewBridge” and, collectively, with EGS Dutchco, the “Stockholders”).

Preliminary Statement

1. Each of the Stockholders owns the number of the issued and outstanding shares of the common stock of the Company, PhP1.00 par value per share (the “Common Shares”), set forth opposite its name on Schedule I attached hereto as of the date of this Agreement.

2. Stream desires to acquire, and the Stockholders desire to transfer, all of the shares of capital stock of the Company (collectively, “Shares”) outstanding immediately prior to the Closing, other than the Directors’ Qualifying Shares (as defined below), for the consideration set forth below, subject to the terms and conditions of this Agreement.

3. In connection with the transactions contemplated by this Agreement, Stream, Ares and the Stockholders have entered on the date hereof into a Stockholders Agreement, which shall be effective as of the Closing Date (as defined below), in the form attached hereto as Exhibit A (the “Stockholders Agreement”), and an Amended and Restated Registration Rights Agreement, which shall be effective as of the Closing Date, in the form attached as Exhibit B (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND EXCHANGE

1.1 Acquisition of the Shares and Tranche B Loan from the Stockholders. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Stream and the Stockholders agree that the following transactions shall occur in the following order: (i) NewBridge shall contribute and/or cause its Affiliate to contribute to Stream, and Stream shall accept from NewBridge all rights of NewBridge or such Affiliate with respect to $35,840,988 in principal under the Tranche B Bridge Loan of the Company (“Tranche B Loan”), and (ii) each Stockholder shall transfer, convey, assign and deliver to Stream, and Stream shall acquire and accept from each Stockholder, all the Shares that such Stockholder owns or will own immediately prior to the

Closing as set forth opposite such Stockholder’s name on Schedule I attached hereto, as such Schedule I shall be updated by a revised Schedule I (the “Updated Schedule I”) that will be delivered to Stream by the Company at least three (3) business days prior to the Closing. The Updated Schedule I shall list and show the owners of all outstanding shares of capital stock of the Company and Tranche B Loan immediately prior to the Closing, and may differ from the Schedule I attached to this Agreement on the date hereof only to reflect the Recapitalization and any sale, transfer, assignment or other disposition of Shares from a Stockholder to an Affiliate thereof or another Stockholder. In no event shall any Stockholder sell, transfer, assign or otherwise dispose of any Shares or Tranche B Loan, or any interest therein, voluntarily or by operation of law, other than transfers of Shares to an Affiliate thereof, to another Stockholder or to the Company pursuant to the Recapitalization and other than a transfer of the Tranche B Loan to NewBridge. At the Closing, (i) each Stockholder shall deliver to Stream certificate(s) evidencing all of the Shares owned by such Stockholder, duly endorsed in blank by such Stockholder, and a duly executed Deed of Assignment of Shares to evidence the conveyance of such Shares from such Stockholder to Stream (or a Subsidiary thereof), and (ii) NewBridge shall, or shall cause its Affiliate to, execute and deliver all instruments reasonably necessary to transfer and assign the Tranche B Loan to Stream. In addition, each Stockholder shall execute and deliver to Stream, at the Closing, such irrevocable proxies and other agreements and instruments, in customary form, as shall be necessary for Stream (or a Subsidiary thereof) to exercise voting and other rights of a Stockholder as to the Shares acquired by it at the Closing until a Tax Clearance Certificate for such Shares in the name of Stream (or a Subsidiary thereof) is obtained from the BIR. The transactions contemplated by this Section 1.1 and Section 1.2 hereof shall hereinafter be referred to as the “Exchange.”

“Recapitalization” means the issuance to a Stockholder by the Company of Common Shares or shares of redeemable preferred stock of the Company in exchange for Common Shares held by such Stockholder on the date hereof.

“Business day” means any day other than (i) any Saturday or Sunday, (ii) any other day on which banks located in New York, New York and/or in the Philippines generally are closed or authorized by Law to be closed for business or (iii) any other day which is declared a holiday in the Philippines.

1.2 Consideration for the Shares and Tranche B Loan. At the Closing, in consideration for its acquisition of all Shares outstanding immediately prior to the Closing (including the Directors’ Qualifying Shares which will be transferred pursuant to this Agreement to individuals designated by Stream) and in consideration for its acceptance of the Tranche B Loan, Stream shall issue and deliver to the Stockholders an aggregate of 33,653,446 shares of common stock, $0.001 par value per share, of Stream (“Stream Common Stock”); provided, however, (A) upon the circumstances set forth in Section 1.2 of the Stream Disclosure Schedule, at the election of Stream or the Company, made in writing to the other no later than three (3) business days prior to the Closing, Stream may issue to the Stockholders up to an aggregate of 9,800,000 shares of non-voting common stock, $0.001 per value per share, of Stream (“Stream Non-Voting Common Stock”) in substitution for an equal number of shares of Stream Common Stock otherwise issuable to the Stockholders under this Section 1.2 (which such shares of Stream Non-Voting Common Stock shall be allocated among the Stockholders on a pro rata basis according to the respective total number of shares of Stream Common Stock otherwise issuable to such Stockholders under this Section 1.2), and (B) at the election of Stream, Stream may pay an aggregate of $9,990 in cash to the Stockholders in substitution for an aggregate of 1,885 shares of Stream Common Stock otherwise issuable to the Stockholders under this Section 1.2 (which such cash shall be allocated among the Stockholders on a pro rata basis on the same basis as set forth in clause (A) above). Schedule II, which shall be updated as of the Closing to reflect the Updated Schedule I, sets forth a list showing each Stockholder and the number of shares of Stream Common Stock that shall be issuable to such Stockholder. The issuance of the shares of Stream Common Stock and, if applicable, Stream Non-Voting Common Stock pursuant to this Section 1.2 and pursuant to Article VIII shall not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and such shares shall bear a legend as set forth in the Stockholders Agreement, the form of which is attached hereto as Exhibit A.

1.3 Closing. The Closing shall take place at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 at 9:00 a.m., Boston time, on the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that are by their nature to be satisfied at Closing), unless another time, place and/or date is agreed to in writing by the Company and Stream (the “Closing Date”). The Exchange shall be deemed to occur at 9:00 a.m., Boston time, on the Closing Date.

1.4 Withholding Taxes. Each of Stream and any paying or similar agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Stockholder pursuant to this Article I such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by Stream or any paying or similar agent, as the case may be, such withheld amounts (i) shall be remitted by Stream or any paying or similar agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable Stockholder in respect of which such deduction and withholding was made.

1.5 Further Assurances. At any time and from time to time after the Closing, at Stream’s request and without further consideration, each of the Stockholders shall promptly execute and deliver such instruments of transfer, conveyance, assignment and confirmation, and take all such other action as Stream may reasonably request, more effectively to transfer, convey and assign to Stream, and to confirm Stream’s title to, all of the Shares owned by such Stockholder, to put Stream in actual possession and operating control of the assets, properties and business of the Company and its Subsidiaries, to assist Stream in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

2.1 Representations and Warranties of the Stockholders. Except as set forth on the disclosure schedule delivered by the applicable Stockholder to Stream on or prior to the date of this Agreement (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates, provided, however that, each section shall be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedule to the extent it is reasonably apparent on its face that such information is relevant to such other section of the disclosure schedule) (a “Stockholder Disclosure Schedule”), each Stockholder hereby severally represents and warrants to Stream that:

(a) Title. Such Stockholder has good and marketable title to the Shares shown opposite its name on Schedule I and will, upon the Closing, have good and marketable title to all of the Shares set forth opposite its name on the Updated Schedule I (and no other Shares), which such Shares shall be transferred to Stream by such Stockholder pursuant hereto, in each case free and clear of any and all any mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims or rights of any kind in respect of such property or asset (collectively, “Liens”).

(b) Authority. Such Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey, assign and deliver to Stream at the Closing the Shares set forth opposite its name on the Updated Schedule I (and, in the case of NewBridge, the Tranche B Loan) and, upon the Closing, Stream will acquire from such Stockholder good and marketable title to such Shares, (and, in the case of NewBridge, the Tranche B Loan), free and clear of all covenants, Liens, conditions, restrictions or voting trust arrangements.

(c) No Violations. Such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and acquisition of the Shares to be transferred by such Stockholder to Stream pursuant to the terms hereof.

(d) Brokers and Finders. Except as set forth in Section 3.1(t) hereof, no broker or finder has acted for such Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder.

(e) Securities Law Matters. Such Stockholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Stockholder is acquiring the shares of Stream Common Stock and, if applicable, Stream Non-Voting Common Stock (collectively, “Stream Stock”) at the Closing for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares in violation of the Securities Act or any rule or regulation under the Securities Act. Such Stockholder has had adequate opportunity to obtain from representatives of Stream such information about Stream as is necessary for the undersigned to evaluate the merits and risks of its acquisition of the shares of Stream Stock at the Closing. Such Stockholder has reviewed the risk factors disclosed in Stream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Stream’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, each as filed with the U.S. Securities and Exchange Commission (the “SEC”). Such Stockholder has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of such shares and to make an informed investment decision with respect to such acquisition. Such Stockholder understands that the issuance of such shares has not been registered under the Securities Act and such shares are “restricted securities” within the meaning of Rule 144 under the Securities Act; and the shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

(f) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2.1, neither such Stockholder nor any other Person makes any other express or implied representation or warranty on behalf of the Stockholder. The representations or warranties of such Stockholder therein shall be effective and binding against it notwithstanding any investigation or due diligence conducted by Stream.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STREAM

3.1 Representations and Warranties of the Company. Except as set forth in the disclosure schedules delivered to Stream by the Company on or prior to the date of this Agreement (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates, provided, however that, each section shall be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedule to the extent it is reasonably apparent on its face that such information is relevant to such other section of the disclosure schedule) (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Stream that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all other requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted and (ii) is duly licensed and qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except with respect to (ii) where the failure to be so qualified as a foreign corporation or be in good standing has not and would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore made available to Stream complete and correct copies of the Company’s and each of its Subsidiaries’ articles of incorporation and by laws (or comparable governing instruments), in each case as amended to the date of this Agreement (the “Corporate Documents”). The Corporate Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. Section 3.1(a) of the Company Disclosure Schedule sets forth a list of all the

Subsidiaries of the Company, the jurisdictions under which such Subsidiaries are incorporated, and the percent of equity interest therein owned by the Company and each Subsidiary of the Company, as applicable.

“Subsidiary” means with respect to the Company or Stream, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. EGS Dutchco, NewBridge and Ares shall not be deemed Affiliates of each other by virtue of their ownership of Stream or the Company.

“Person” means any individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

“Company Material Adverse Effect” means any change, event, occurrence or state of facts that, either individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, properties, liabilities, financial condition or assets of the Company and its Subsidiaries taken as a whole; provided, that any such change, event, occurrence or state of facts resulting from or arising out of any of the following shall not be considered when determining if a Company Material Adverse Effect has occurred: (i) any change in Law, U.S. GAAP or the PFRS, (ii) general economic or business conditions; provided that such conditions do not have a disproportionate effect on the Company or its Subsidiaries as compared to other participants in the business process outsourcing industry; (iii) conditions generally affecting the business process outsourcing industry; provided, that such conditions do not have a disproportionate effect on the Company or its Subsidiaries, taken as a whole, as compared to other participants in the business process outsourcing industry; (iv) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement, the Exchange or the transactions contemplated hereby; (v) typhoons, earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof; provided that such conditions do not have a disproportionate effect on the Company or its Subsidiaries, taken as a whole, as compared to other participants in the business process outsourcing industry, and/or render unusable any material facility or property of the Company or its Subsidiaries for a period more than 20 calendar days; provided that for the avoidance of doubt such a rendering unusable of a material facility or property will merely make inapplicable this clause (v) and not create an inference that a Company Material Adverse Effect has occurred; (vi) the Company or any of its Subsidiaries taking any action required hereby; (vii) the public announcement or the pendency of this Agreement; (viii) a decline in the trading price of the shares of common stock, PhP2.00 par value per share, of eTelecare Global Solutions, Inc., a Philippines corporation (“eTelecare”); provided that, the underlying cause of such decline shall not be excluded, (ix) any failure in and of itself by the Company to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that the underlying causes of such failures shall not be excluded; (x) any costs or expenses associated with the transactions contemplated hereby; (xi) currency exchange rates or any fluctuations thereof; and (xii) any matter disclosed in the Company Disclosure Schedule; provided, that any development, change or other event with respect to such matter occurring subsequent to the date of the information contained in such schedule, and any effect attributable to information concerning such matter not specifically set forth in such schedule, shall not be excluded.

“Knowledge” or any similar formulation of knowledge means the actual knowledge of, with respect to the Company, those persons set forth in Section 3.1(a) of the Company Disclosure Schedule, and, with respect to Stream, those persons set forth in Section 3.2(a) of the Stream Disclosure Schedule.

“U.S. GAAP” means United States generally accepted accounting principles or interpretations thereof; “PFRS” means Philippine Financial Reporting Standards or interpretations thereof; and “Company Accounting Principles” means U.S. GAAP with respect to eTelecare Global Solutions - US, Inc. and eTelecare Global Solutions - AZ, Inc., and PFRS with respect to the Company and its Philippine Subsidiaries (without taking into account eTelecare Global Solutions - US, Inc. and eTelecare Global Solutions - AZ, Inc.).

(b) Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company is PhP 40,000,000.00, all of which are shares of Common Shares, of which 11,640,799 shares of Common Shares are outstanding as of the date of this Agreement. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is legally and beneficially owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of Liens. The Stockholders own, as of the date hereof, all of the issued and outstanding Common Shares (which constitute all of the currently issued and outstanding Shares) and will own, immediately prior to the Closing, all of the issued and outstanding Shares, all of which shall be reflected in Updated Schedule I, other than nine (9) shares owned by the directors of the Company, as set forth in Section 3.1(b) of the Company Disclosure Schedule (the “Directors’ Qualifying Shares”). The Shares shown on Updated Schedule I shall represent all of the issued and outstanding shares of capital stock of the Company immediately prior to the Closing, except for the Directors’ Qualifying Shares. Except as set forth above in this Section 3.1(b), there are not any shares of capital stock, voting securities or equity interests of the Company or its Subsidiaries issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, stock appreciation rights, phantom stock, stock participation rights, rights, commitments, plans or agreements of any character providing for the issuance or sale of any shares of capital stock, voting securities or equity interest, or the payment of any amount with respect to such stock, securities or equity interest of the Company or its Subsidiaries, including any representing the right to purchase or otherwise receive any Shares, or any preemptive rights, or any redemption, repurchase or similar rights requiring the acquisition of Shares or shares or equity interest or the receipt of any amount with respect to such stock, securities or interest of any Subsidiary of the Company. Immediately following the Closing, Stream or its Subsidiaries will own all of the capital stock of the Company and its Subsidiaries and there will be no other outstanding capital stock of the Company or its Subsidiaries (other than the Directors’ Qualifying Shares which will be transferred pursuant to this Agreement to individuals designated by Stream); provided, that Stream shall not be entitled to cause the registration of the Shares in its name (or the name of a Subsidiary) until it has received appropriate tax clearance and certificate from the BIR authorizing such registration and provided that upon receipt of such BIR clearance and certificate, Stream shall cause the registration of the capital stock of the Company in the stock and transfer books of the Company in the name of Stream or its Subsidiaries. The Company and its Subsidiaries do not have any shareholder rights plan in effect. The Company and its Subsidiaries do not have outstanding any Contracts or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter (“Voting Debt”).

(c) Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Stream, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The board of directors of the Company has unanimously approved and adopted this Agreement and the transactions contemplated hereby to be taken by the Company.

(d) Governmental Filings; No Violations.

(i) Other than (A) any reports, filings, registrations, approvals, compliance and/or notices (I) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), The Securities Regulation Code of the Philippines, including the rules and regulations promulgated thereunder (the “SRC”), and state securities, takeover and “blue sky” laws, (II) with or from Governmental Entities required solely by virtue of the jurisdictions in which the Company or its Subsidiaries conduct business or own any assets listed on Section 3.1(d) of the Company Disclosure Schedule (collectively, the “Ares Foreign Antitrust Filings”), (III) to comply with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), (IV) under the rules and regulations of NASDAQ, the Philippine Securities and Exchange Commission (the “PSEC”) and the corresponding disclosures required by the Philippine Stock Exchange (“PSE”) and the Philippine Economic Zone Authority (“PEZA”), and (B) tax payments to, and filings with, and tax clearance and certificate authorizing registration from, the Philippines Bureau of Internal Revenue (the “BIR”) (items (A.I.) through (A.IV.) and (B) (inclusive), the “Company Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any United States federal, state or local, Philippines or other foreign, state, or local or national governmental or regulatory authority, agency, commission, body or other governmental entity (each a “Governmental Entity”), in connection with the execution and delivery of this Agreement and the consummation of the Exchange and the other transactions contemplated hereby, except for those that the failure to make or obtain are not reasonably likely, either individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement and the consummation of the Exchange and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, any of the Corporate Documents, (B) a breach or violation of, a default under, the acceleration of any obligations under, the loss of any right or benefit under, a termination or right of termination under, the creation or acceleration of any obligation under, or the creation of a Lien on the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to, any Contract of the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent, or materially impair the ability of the Company to perform its obligations under the transactions contemplated by this Agreement.

(e) eTelecare Reports; Financial Statements.

(i) The filings required to be made by eTelecare from January 1, 2007 to the date hereof under the Securities Act and the Exchange Act have been filed with the SEC and under the SRC, have been filed with the PSEC, with copy to the PSE, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates or as of the date of final amendment, as applicable, in all material respects with all applicable requirements of applicable Law. The Company has caused eTelecare to make available (except to the extent available through the SEC’s Interactive Data Electronic Applications (“IDEA”)), to Stream each registration statement, report, proxy statement and information statement filed by eTelecare with the SEC pursuant to the Securities Act or the Exchange Act and with the PSEC pursuant to the SRC, with copy to the PSE, since January 1, 2007 to the date hereof (all such filings, including all amendments and supplements thereto, the “eTelecare Reports”). eTelecare is a “foreign private issuer” as such term is defined under Rule 3b-4 of the Exchange Act. None of the eTelecare Reports (in the case of the eTelecare Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the eTelecare Reports (in the case of the eTelecare Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to shareholders, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the eTelecare Reports (in the case of the eTelecare Reports filed with the PSEC or PSE) as of the respective dates filed with the PSEC, PSE or first mailed to shareholders, as applicable, contained any untrue statement of material fact or omitted, as applicable, to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of eTelecare included or incorporated by reference into the eTelecare Reports comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC or PSEC, as applicable, with respect thereto.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the eTelecare Reports and the eTelecare Financial Statements (including the related notes and schedules) presents fairly, in all material respects, the financial position of eTelecare and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into the eTelecare Reports and the eTelecare Financial Statements (including the related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of eTelecare and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with Company Accounting Principles, consistently applied, during the periods involved. eTelecare is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the PSE. eTelecare’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable eTelecare to comply with, and the appropriate officers of eTelecare to make all certifications required under, the United States Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and otherwise with applicable Law.

“eTelecare Financial Statements” means (i) the audited consolidated financial statements of eTelecare for the period from January 1, 2008 until December 11, 2008 prepared in accordance with U.S. GAAP and provided by the Company to Stream prior to the date hereof, (ii) the audited consolidated financial statements of the Company for the period from December 12, 2008 until December 31, 2008 prepared in accordance with U.S. GAAP and provided by the Company to Stream prior to the date hereof, (iii) the unaudited consolidated financial statements of the Company for the six months ended June 30, 2009 prepared in accordance with U.S. GAAP and provided by the Company to Stream prior to the date hereof, (iv) the unaudited consolidated financial statements of eTelecare for the six months ended June 30, 2009 prepared in accordance with PFRS to be filed with the PSEC pursuant to the SRC as part of the eTelecare Reports by September 1, 2009, and (v) in the event the Closing does not occur on or prior to November 15, 2009, the unaudited consolidated financial statements of the Company for the nine months ended September 30, 2009 prepared in accordance with U.S. GAAP and provided by the Company to Stream in accordance with Section 5.17 hereof.

(f) Disclosure Documents. None of the information provided by the Company and its Subsidiaries specifically for inclusion or incorporation by reference in any document to be filed with the SEC, the PSEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Company Filings”) will, at the respective times filed with the SEC, the PSEC or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(g) No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever in existence, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in eTelecare’s balance sheet as of June 30, 2009 included in eTelecare Financial Statements (the “eTelecare Balance Sheet”) or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2009; (iii) liabilities or obligations not required to be disclosed on the eTelecare Balance Sheet under the Company Accounting Principles; and (iv) liabilities or obligations that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(h) Absence of Certain Changes. Since December 31, 2008 (the “Audit Date”), except as expressly contemplated by this Agreement, the Company and its Subsidiaries, taken as a whole, have conducted their business only in the ordinary and usual course of such business consistent with past practices and there has not been (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any securities of the Company or (iii) any change by the Company in accounting principles, practices or methods which is not required by the Company Accounting Principles. Since the Audit Date, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans (as defined in Section 3.1(j)) other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in the United States or elsewhere, that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(j) Employee Benefits. The term “Compensation and Benefit Plan” means any (i) equity or equity-based plans and (ii) bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, change in control, retention, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, arrangement, document, practice, agreement, program or policy, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that covers employees or former employees, or directors or former directors; and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan, including whether the law of the U.S., the Philippines or some other country is applicable to each such plan. Section 3.1(j) of the Company Disclosure Schedule lists all Compensation and Benefit Plans of the Company and its Subsidiaries other than those that, in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole (“Company Compensation and Benefit Plans”) and any Company Compensation and Benefit Plans containing “change of control” or similar provisions therein are specifically identified in Section 3.1(j) of the Company Disclosure Schedule. The Company has made available to Stream a copy of (i) all the Company Compensation and Benefit Plans or summaries thereof; (ii) the most recent annual report on Form 5500 required to be filed with respect to each Compensation and Benefit Plan; and (iii) each agreement, policy, program or arrangement that covers key employees or former key employees of the Company and its Subsidiaries under which the Company’s or its Subsidiaries’ obligations have not been fully satisfied.

(i) All the Company Compensation and Benefit Plans, including those subject to ERISA and the Code, are in compliance in all material respects with the terms of such plans and the applicable provisions of ERISA, the Code and any other applicable Law, including Philippine Law. Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the U.S. Department of the Treasury, Internal Revenue Service (the “IRS”), and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in costs to the Company or any of its Subsidiaries under the IRS’s Employee Plans Compliance Resolution System, in either case, that would be reasonably likely to have a Company Material Adverse Effect. There is no material pending or, to the Knowledge of the Company, threatened litigation relating to the Company Compensation and Benefit Plans that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any applicable Law. Except as set forth in Section 3.1(j) of the Company Disclosure Schedule, with respect to any Company Compensation and Benefit Plan, no administrative investigation, audit or other administrative proceeding by any governmental agency is in progress or, to the Knowledge of the Company, pending or threatened, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect.

(ii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on the contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of

ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the preceding twelve (12) month period.

(iii) All contributions required to be made under the terms of any Company Compensation and Benefit Plan or applicable Law, have been timely made, and to the extent such payment is not required under applicable Law, it has been reflected on the eTelecare Balance Sheet in accordance with the Company Accounting Principles. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(iv) Neither the Company nor its Subsidiaries have any material obligations for, or liabilities with respect to, post-termination health and life benefits under any Company Compensation and Benefit Plan, except for benefits required to be provided under Section 4980B of the Code or any other similar, applicable law requiring continuation of health coverage at employee (or beneficiary) expense.

(v) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either immediately or upon the occurrence of any related event thereafter, (A) entitle any current or former employee (“Employee”), officer, manager or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation, or any other payment, (B) accelerate the time of payment, funding or vesting of any amount, compensation or benefit or increase the amount of compensation otherwise due any such individual, or (C) result in any portion of any payment to any such individual not being deductible by the Company.

(k) Compliance with Laws.

(i) The Company and its Subsidiaries are in compliance in all material respects with all United States federal, state or local, Philippine or other foreign, state or local law, statute, ordinance, code, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit or authorization of any Governmental Entity and any binding administrative or judicial interpretations thereof (individually, “Law” and collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for violations that would not be reasonably likely to, either individually or in the aggregate, materially impair the ability of the Company to consummate the transactions contemplated hereby and which would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Entity or assessment or any adverse procedure with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each of its Subsidiaries holds, or has applied for, all permits, licenses, certificates, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted (collectively, “Permits”), except for those that would not be reasonably likely to be material to the Company and its Subsidiaries taken as a whole, either individually or in the aggregate, or materially impair the ability of the Company to consummate the transactions contemplated hereby. The Company and its Subsidiaries are (and since January 1, 2007 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity (A) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (B) was considering the amendment, termination, revocation or cancellation of any Permit, except for those that would not be reasonably likely to, either individually or in the aggregate, result in any material harm or liability to the Company or its Subsidiaries, taken as a whole. The provisions of this Section 3.1(k) shall not apply to employee benefits Laws which are covered exclusively in Section 3.1(j), Environmental Laws (as defined in Section 3.1(l)(iii)) which are covered exclusively in Section 3.1(l), Tax Laws which are covered exclusively in Section 3.1(m) or intellectual property Laws which are covered exclusively in Section 3.1(o).

(ii) eTelecare has established policies relating to gifts, entertainment and other similar benefits for customers and prospective customers (if in writing, copies of which have been provided to Stream), and, except as would not be material to eTelecare and its Subsidiaries, as a whole, neither eTelecare nor any of its Subsidiaries has, to its Knowledge, since January 1, 2007, obtained or retained business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (other than (1) any gift, entertainment or other similar benefits offered or paid in accordance with eTelecare’s policies that comply with applicable Laws, (2) any services provided to customers and prospective customers pursuant to the applicable customer contracts in eTelecare’s and its Subsidiaries’ ordinary course of business) or any commission payment to: (A) any person who is an official, officer, agent, employee or representative of any Governmental Entity; (B) any individual who is an officer, agent, employee or representative of any existing or prospective customer, in their capacity as such; (C) any political party or official thereof; (D) any candidate for political or political party office; or (E) any other individual or entity while knowing that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such individual or any such person, as applicable.

(l) Environmental Matters.

(i) Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect: (A) the operations of the Company and its Subsidiaries are and since January 1, 2007, have been in compliance with all applicable Environmental Laws; (B) each of the Company and each of its Subsidiaries is and has been since January 1, 2007, in possession of and in compliance with all Permits required under applicable Environmental Laws (“Environmental Permits”) with respect to the business of the Company and its Subsidiaries; (C) neither the Company nor any of its Subsidiaries is subject to any pending or, to the Company’s Knowledge, threatened claim concerning any violation or alleged violation of or liability or potential liability under any applicable Environmental Law; (D) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending and, to the Knowledge of the Company, none are threatened relating to compliance by or liability of the Company or any of its Subsidiaries with any Environmental Permits; and (E) to the Company’s Knowledge, no facts, circumstances or conditions currently exist that would reasonably be expected to result in the Company or any of its Subsidiaries incurring liability under Environmental Laws or Environmental Permits.

(ii) Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 3.1(k)), the representations and warranties of Company in this Section 3.1(l) constitute the sole representations and warranties of the Company with respect to any Environmental Law or Hazardous Substance.

(iii) “Environmental Law” means any United States federal, state or local, and Philippine or other foreign, national, state or local Laws, regulations, codes, rules, ordinances, Permits, authorizations, decrees, orders, injunctions or judgments and any binding administrative or judicial interpretations thereof relating to: (A) pollution; (B) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety from exposure to Hazardous Substances; and (C) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.

(iv) “Hazardous Substance” means (A) any material, substance, or waste, defined, classified, or otherwise characterized under Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “flammable,” “corrosive,” “reactive,” “explosive” or “radioactive;” or (B) any petroleum, petroleum products or by-products, friable asbestos or any material or equipment containing regulated concentrations of polychlorinated biphenyls.

(m) Tax Matters.

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined in Section 3.1(m)(xi)) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) (1) have timely paid all Taxes that are due and owing by them (whether or not shown as due on such filed Tax Returns), except with respect to matters being contested in good faith and with respect to which adequate reserves have been established and set forth on the eTelecare Balance Sheet and (2) are not subject to any penalties or charges with respect to the failure to file or late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing Date; (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (D) do not have any deficiency, or any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing.

(ii) Neither the Company nor any of its Subsidiaries has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations).

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any material Tax allocation, sharing or indemnity agreements or arrangements other than those entered into in the ordinary course of its business. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor.

(iv) The Company and each Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(v) No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(vi) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary, have been fully paid.

(vii) Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of the BIR or any other Taxing Authority.

(viii) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary other than Liens for Taxes not yet due.

(ix) eTelecare (and as applicable, its Subsidiaries) has complied in all material respects with (A) PEZA rules, regulations, circulars and directives; (B) the terms and conditions of its registration and supplemental agreements with PEZA covering its registered projects; and (C) all PEZA requests for information and submission of statutory or interim reports. To the Knowledge of the Company, eTelecare (and as applicable, its Subsidiaries) has not given cause for PEZA to withdraw, cancel or deny any of the tax holidays or other incentives granted under its registration or supplemental agreements covering its registered facilities or deny any pending or future application for the extension of any fiscal incentive (i.e., tax holiday) of the same, or is any modification of such incentives pending.

(x) “Tax” (including, with correlative meaning, the terms “Taxes,” and “Taxable”) includes all United States federal, state, national and local, Philippine and other foreign jurisdiction income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, capital, sales, license, social security, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, real property, percentage, estimated and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and any transferee or successor liability in respect of any items described above payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

(xi) “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Taxing Authority relating to Taxes.

(xii) “Taxing Authority” means the BIR, the IRS and any other Governmental Entity responsible for the administration of any Tax or fiscal incentives such as, but not limited to income tax holidays.

(n) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any employees of the Company or any of its Subsidiaries represented by a works’ council, representative body or other labor organization, and there are, to the Knowledge of the Company, no material activities or material proceedings of any labor union, works council, representative body or other organization to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such union, works council or representative body. Neither the Company nor any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters or is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed such practice or violation, nor since January 1, 2007 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.1(n) of the Company Disclosure Schedule lists all employees of the Company and its Subsidiaries who will be paid a base salary (without regard to any bonus or change in control payments that may be triggered by the transactions contemplated by this Agreement) on an annualized basis for the fiscal year ending December 31, 2009 of more than $300,000.

(ii) To the Knowledge of the Company, none of the employees, officers or managers of the Company or its Subsidiaries is subject to any non-competition agreement or any other similar agreement or restriction other than with the Company or its Subsidiaries.

(o) Intellectual Property.

(i) The Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, trade dress, copyrights, Internet domain names, technology, trade secrets, know-how, inventions, works of authorship, scripts, procedures, computer software programs or applications, databases, customer lists and tangible or intangible proprietary information or materials (“Intellectual Property Rights”) that are currently used or held for use in its and its

Subsidiaries’ businesses (collectively, “Company Intellectual Property Rights”), except for any such failures to own, be licensed or possess that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries include all Intellectual Property Rights necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses as currently conducted. To the Knowledge of the Company, the Company Intellectual Property Rights and the Company’s and its Subsidiaries’ rights therein are valid and enforceable. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Stream, the Company or any of the Company’s Subsidiaries to own or use any material Company Intellectual Property Rights.

(ii) Except for such matters that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (A) neither the use of any Company Intellectual Property Rights by the Company or its Subsidiaries nor the conduct of the businesses of the Company or any of its Subsidiaries (including the development, licensing, marketing, importation, exportation, offer for sale, sale, use or other exploitation of any products or services in connection with such businesses) conflicts with, infringes, violates or interferes with or constitutes or results from an appropriation or misappropriation of any right, title, interest or goodwill, including any Intellectual Property Right or proprietary right, of any other Person, (B) to the Knowledge of the Company, no person or entity is conflicting with, infringing, violating, interfering with or misappropriating any Company Intellectual Property Rights, (C) to the Knowledge of the Company, there have been no claims made or threatened, and neither Company nor any of its Subsidiaries has received written notice of any claim or otherwise knows, that any Company Intellectual Property Right is invalid or unenforceable, or conflicts with, infringes, violates or interferes with or constitutes or results from an appropriation or misappropriation of any right of any other Person and (D) neither the Company nor any of its Subsidiaries has made any written claims or, to the Knowledge of the Company, unwritten claims against any person or entity alleging that any person or entity is conflicting with, infringing, violating, interfering with or misappropriating any Company Intellectual Property Rights.

(iii) No trade secrets and confidential and proprietary information (collectively, “Trade Secrets”) or other material confidential and proprietary information of the Company or any of its Subsidiaries has been authorized to be disclosed or to the Knowledge of the Company has been actually disclosed by the Company or any of its Subsidiaries or any other person or entity other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof. Each of the Company and its Subsidiaries has established privacy policies and is, and since January 1, 2007 has been, in compliance with its respective privacy policies and any Laws relating to personally identifiable information. In addition, the Company and the Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets or other material confidential and proprietary information (and any confidential information owned by any third person to whom the Company or any of its Subsidiaries has a confidentiality obligation).

(iv) The IT Systems (as defined below) are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the businesses of the Company and its Subsidiaries as currently conducted and as currently contemplated or proposed to be conducted. Since January 1, 2007, (A) no error or fault has occurred in or to any IT Systems that has resulted in a material interruption to the operations of the Company or any of its Subsidiaries and (B) to the Knowledge of the Company, there has been no unauthorized use or access to the IT Systems (or any data or information stored thereon). The Company and its Subsidiaries have established a plan in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise) intended to minimize any disruption to the operations of the Company and its Subsidiaries. “IT Systems” means all communications systems, computer systems, servers, network equipment and other hardware owned or controlled and used by the Company or any of its Subsidiaries in the conduct of its or their businesses.

(v) Neither the Company nor any of its Subsidiaries is currently a party to any source code escrow contract or other contract requiring the deposit of source code or related materials for any software developed by or for the Company or any of its Subsidiaries (the “Company Software”). No “open source,” “freeware,” “shareware” or software distributed under similar licensing or distribution models forms part of, was or is used in connection with, was or is incorporated in whole or in part in, has been or is distributed in whole or in part with, or was or is used in the development of any Company Software, in a manner that (A) materially compromises the Company’s Intellectual Property Rights in the Company Software; (B) requires that the Company Software be made available or distributed in source code form; or (C) requires that the Company Software be redistributable.

(p) Title to Properties. The Company and each of its Subsidiaries has good and valid title to all of its material properties and assets which are, individually or in the aggregate, material to the Company’s and its Subsidiaries’ business or financial condition on a consolidated basis, free and clear of all Liens, except Liens for Taxes not yet due and payable or being contested in good faith and other Liens that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. All leases pursuant to which the Company and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Section 3.1(p) of the Company Disclosure Schedule lists all real property leases of the Company and its Subsidiaries.

(q) Contracts.

(i) Set forth in Section 3.1(q) of the Company Disclosure Schedule is a list of (A) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by eTelecare with the SEC on the date hereof, and (B) each of the following to which the Company or any of its Subsidiaries is a party: (1) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries may sell products or deliver services; (2) partnership or joint venture agreement; (3) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2007; (4) Contract with any Governmental Entity; (5) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries or Liens on material property or assets granted; (6) voting agreement or registration rights agreement; (7) customer Contract referred to in Section 3.1(u); (8) Contract (other than customer Contracts) that involved consideration (whether or not measured in cash) of greater than $3,000,000 in the fiscal year ended December 31, 2008, or $6,000,000 over the term of the Contract; (9) each other Contract that is material to the business or financial condition of the Company and its Subsidiaries, taken as a whole (the Contracts and other documents required to be listed on Section 3.1(q) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 4.1, each a “Company Material Contract”); provided that the provisions of this Section 3.1(q), including the definition of a Company Material Contract, shall not apply to Company Compensation and Benefit Plans, which are covered exclusively in Section 3.1(j).

(ii) Each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in default under any Company Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Company Material Contract, received any notice of breach or default in any material respect under any Company Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Company Material Contract, in each case except for such matters as, individually, or in the aggregate have not had a Company Material Adverse Effect.

(iii) “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

(r) Insurance. eTelecare maintains for itself, the Company and its Subsidiaries insurance policies (the “Policies”) covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the

Company and its Subsidiaries, such Policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and conditions of such Policies except for failures to so comply that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, of any of the Policies.

(s) No Vote Required. Except for such approvals that have been obtained, no approval of the Company’s shareholders is required to approve this Agreement and the transactions contemplated hereby.

(t) Brokers and Finders. Except for Morgan Stanley & Co. Incorporated, neither the Company nor any of its Subsidiaries, officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

(u) Customers. Section 3.1(u) of the Company Disclosure Schedule sets forth a list of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, as measured by the dollar amount of purchases therefrom or thereby, during the six months ended June 30, 2009. Since December 31, 2008, no customer listed on Section 3.1(u) of the Company Disclosure Schedule has terminated its relationship with the Company or any of the Subsidiaries.

(v) No Takeover Statute. Except as set forth in Section 3.1(v) of the Company Disclosure Schedule, no Takeover Statute enacted under state or federal laws in the United States applicable to the Company or its Subsidiaries or any other applicable Law (including Laws of the Philippines) is applicable to the Exchange or the transactions contemplated hereby. “Takeover Statute” means any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover Law.

(w) Status of Merger and Reverse Stock Split. The board of directors of eTelecare and the board of directors of EGS Acquisition Corp., the shareholder owning at least two-thirds of the outstanding capital stock of eTelecare, have approved the terms and authorized the filing of the amendment to Article SEVENTH of the Amended Articles of Incorporation of eTelecare (the “Company Amendment”) attached hereto as Exhibit E. The board of directors of eTelecare, the board of directors of EGS Acquisition Corp., the shareholders owning at least two-thirds of the outstanding capital stock of eTelecare, and the shareholders owning at least two-thirds of the outstanding capital stock of EGS Acquisition Corp. have approved the terms of the Plan and Agreement of Merger by and between eTelecare and EGS Acquisition Corp. dated April 28, 2009, a copy of which has been provided by the Company to Stream (the “Merger Agreement”). eTelecare, the Company and EGS Acquisition Corp. have taken all necessary corporate and stockholder action to authorize and approve the Company Amendment and the Merger Agreement. The Company is not aware of any written objections by any stockholder of eTelecare to the Company Amendment or the Merger Agreement. Upon the receipt of approval by the PSEC and in accordance with applicable Law, the Company Amendment will be effective. After five (5) business days from receipt of approval by the PSEC, the merger by and between eTelecare and EGS Acquisition Corp., with eTelecare as the surviving company (the “Merger”), will become effective in accordance with the terms of the Merger Agreement and applicable Law. Upon the effectiveness of the Merger and the Company Amendment, except as set forth in Section 3.1(w) of the Company Disclosure Schedule, eTelecare will become a wholly-owned subsidiary of the Company.

(x) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries. The representations or warranties of the Company herein shall be effective and binding against it notwithstanding any investigation or due diligence conducted by Stream.

3.2 Representations and Warranties of Stream. Except as set forth in the disclosure schedules delivered to the Company by Stream on or prior to the date of this Agreement (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates, provided, however, that each section shall be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedule to the extent it is reasonably apparent on its face that such information is relevant to such other section of the disclosure schedule) (the “Stream Disclosure Schedule”), Stream represents and warrants to the Company and each of the Stockholders that:

(a) Organization, Good Standing and Qualification. Each of Stream and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all other requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted and (ii) is duly licensed and qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except with respect to (ii) where the failure to be so qualified as a foreign corporation or be in good standing has not and would not be reasonably likely to, either individually or in the aggregate, have a Stream Material Adverse Effect (as defined below). Stream has heretofore made available to the Company complete and correct copies of Stream’s and each of its Subsidiaries’ certificates of incorporation and by laws (or comparable governing instruments), in each case as amended to the date of this Agreement (the “Stream Corporate Documents”). The Stream Corporate Documents are in full force and effect and neither Stream nor any of its Subsidiaries is in violation of any of their respective provisions. Section 3.2(a) of the Stream Disclosure Schedule sets forth a list of all the Subsidiaries of Stream, the jurisdictions under which such Subsidiaries are incorporated, and the percent of equity interest therein owned by Stream and each Subsidiary of Stream, as applicable.

“Stream Material Adverse Effect” means any change, event, occurrence or state of facts that, either individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, properties, liabilities, financial condition or assets of Stream and its Subsidiaries taken as a whole; provided, that any such change, event, occurrence or state of facts resulting from or arising out of any of the following shall not be considered when determining if a Stream Material Adverse Effect has occurred: (i) any change in Law, U.S. GAAP or interpretations thereof, (ii) general economic or business conditions; provided that such conditions do not have a disproportionate effect on Stream or its Subsidiaries as compared to other participants in the business process outsourcing industry; (iii) conditions generally affecting the business process outsourcing industry; provided that such conditions do not have a disproportionate effect on Stream or its Subsidiaries, taken as a whole, as compared to other participants in the business process outsourcing industry; (iv) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement, the Exchange or the transactions contemplated hereby; (v) typhoons, earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof; provided that such conditions do not have a disproportionate effect on Stream or its Subsidiaries, taken as a whole, as compared to other participants in the business process outsourcing industry, and/or render unusable any material facility or property of Stream or its Subsidiaries for a period more than 20 calendar days; provided that for the avoidance of doubt such a rendering unusable of a material facility or property will merely make inapplicable this clause (v) and not create an inference that a Stream Material Adverse Effect has occurred; (vi) Stream or any of its Subsidiaries taking any action required hereby; (vii) the public announcement or the pendency of this Agreement; (viii) a decline in the trading price of the shares of Stream Common Stock; provided that, the underlying cause of such decline shall not be excluded: (ix) any failure in and of itself by Stream to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that the underlying causes of such failures shall not be excluded; (x) any costs or expenses associated with the transactions contemplated hereby; (xi) currency exchange rates or any fluctuations thereof; and (xii) any matter disclosed in Stream Disclosure Schedule; provided, that any development, change or other event with respect to such matter occurring subsequent to the date of the information contained in such schedule, and any effect attributable to information concerning such matter not specifically set forth in such schedule, shall not be excluded.

(b) Capital Structure. As of the date hereof, the authorized capital stock of Stream is 150,000,000 shares, consisting of 149,000,000 shares of Stream Common Stock, of which 9,445,999 shares are outstanding as of the date of this Agreement; and 1,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which 150,000 shares are designated Series A Convertible Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), of which, as of the date of this Agreement, 150,000 shares are outstanding, which such shares will be convertible into 34,919,792 shares of Stream Common Stock upon the Closing; and 2,000 shares are designated Series B Convertible Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”), of which, as of the date of this Agreement, 702 shares are outstanding, which such shares will be convertible into 165,342 shares of Stream Common Stock upon the Closing. Upon the Closing, after giving effect to the Certificate of Amendment attached hereto as Exhibit C (the “Amended Certificate”), the authorized capital stock of Stream will be 200,000,000 shares of Stream Common Stock and 11,000,000 shares of Stream Non-Voting Common Stock, and 1,000,000 shares of Preferred Stock of which 150,000 shares shall be designated Series A Preferred Stock, and 2,000 shares shall be designated Series B Preferred Stock, each of which will have the terms set forth in Stream’s Certificate of Incorporation as amended and in effect on the date hereof, and as further amended by the Amended Certificate. Immediately following the Closing, the Certificate of Incorporation of Stream shall be amended to eliminate all authorized shares of Series A Preferred Stock and

Series B Preferred Stock. All of the issued and outstanding shares of Stream Common Stock, Series A Preferred Stock and Series B Preferred Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Each of the outstanding shares of capital stock or other securities of each of Stream’s Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is legally and beneficially owned by Stream or a direct or indirect wholly-owned Subsidiary of Stream, free and clear of any Liens. As of the date of this Agreement, Stream has outstanding warrants (the “Warrants”) to purchase a total of 28,021,618 shares of Stream Common Stock at an exercise price of $6.00 per share, of which 7,500,000 warrants expiring August 7, 2018 (the “Ares 2018 Warrants”) and 425,000 warrants expiring October 17, 2011 are held by Ares. Included in Section 3.2(b) of the Stream Disclosure Schedule is a correct and complete list, as of the date of this Agreement, of all outstanding options or restricted shares granted under Stream’s 2008 Stock Incentive Plan (the “Stream Stock Plan”) or otherwise, and, for each option or restricted share, to the extent applicable, the number of shares covered thereby, the terms of vesting, exercise price, expiration date and name of holder. All such outstanding options have an exercise price not lower than the fair market value per share of Stream Common Stock on the applicable date of grant. Except as set forth above in this Section 3.2(b), there are not any shares of capital stock, voting securities or equity interests of Stream or its Subsidiaries issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, stock appreciation rights, phantom stock, stock participation rights, rights, commitments, plans or agreements of any character providing for the issuance or sale of any shares of capital stock, voting securities or equity interest, or the payment of any amount with respect to such stock, securities or interest, of Stream or its Subsidiaries, including any representing the right to purchase or otherwise receive any shares, or any preemptive rights, or any redemption, repurchase or similar rights requiring the acquisition of shares or shares or equity interest or the receipt of any amount with respect to such stock, securities or interest of any Subsidiary of Stream. Stream and its Subsidiaries do not have any shareholder rights plan in effect. Stream and its Subsidiaries do not have outstanding any Contracts or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Stream or any of Stream’s Subsidiaries on any matter.

Assuming the accuracy of the representations and warranties of the Stockholders set forth in Article II, the offer, sale, and issuance of the Stream Common Stock and the Stream Non-Voting Common Stock pursuant to the Exchange will be exempt from the registration requirements of the Securities Act. Neither Stream nor any person acting on its behalf has taken or will take any action that would reasonably be expected to cause the loss of any such exemption. At the Closing, (i) the Stream Common Stock and the Stream Non-Voting Common Stock will be duly authorized, validly issued, fully paid and nonassessable, (ii) the shares of Stream Common Stock and/or the Stream Non-Voting Common Stock issuable (a) pursuant to Section 5.2 of the Stockholders Agreement, (b) upon the conversion of the Stream Non-Voting Common Stock, and (c) pursuant to Article VIII, will be, in each case, duly reserved for issuance and, when issued pursuant to the terms of this Agreement and/or the Stockholders Agreement, as applicable, will be duly authorized, validly issued, fully paid and nonassessable and will be free of any Liens other than those that might be imposed by applicable Laws and other than those that might be imposed by any agreement to which the holder of such shares is a party or by which it is bound.

(c) Corporate Authority. Stream has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stream and, assuming due authorization, execution and delivery by the Company and the Requisite Stockholder Approval, is a valid and legally binding agreement of Stream enforceable against Stream in accordance with its terms, subject to the Bankruptcy and Equity Exception. The board of directors of Stream has unanimously approved and adopted (i) this Agreement and the transactions contemplated hereby and (ii) the Amended Certificate, determined that the Exchange and Amended Certificate are advisable and in the best interests of Stream and its shareholders and resolved to recommend that the shareholders of Stream approve the issuance of the shares of Stream Stock pursuant to the Exchange and transaction contemplated hereby and the Amended Certificate (the “Voting Proposals”). The “Requisite Stockholder Approval” means the approval of the issuance of the shares of Stream Stock pursuant to the Exchange and transactions contemplated hereby and the Amended Certificate by the stockholders of Stream holding at least a majority of the outstanding shares of Series A Preferred Stock, as a separate class, and a majority of the shares of Stream Common Stock, Series A Preferred Stock (on an as-converted basis) and Series B Preferred Stock (on an as-converted basis), as a single class.

(d) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals, compliance and/or notices (A) under the HSR Act, the Securities Act, the Exchange Act and state securities, takeover and “blue sky” laws, (B) with or from Governmental Entities required solely by virtue of the jurisdictions in which Stream or its Subsidiaries conduct business or own any assets listed on Section 3.2(d) of the Stream Disclosure Schedule (collectively, the “Stream Foreign Antitrust Filings”), (C) to comply with the rules and regulations of FINRA, and (D) filings within the rules and regulations of the New York Stock Exchange Amex Equities (the “NYSE Amex”), (items (A) through (D) (inclusive), the “Stream Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Stream with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Stream from any Governmental Entity, in connection with the execution and delivery of this Agreement and the consummation of the Exchange and the other transactions contemplated hereby, except for those that the failure to make or obtain are not reasonably likely, either individually or in the aggregate, to be material to Stream and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Stream to consummate the transactions contemplated by this Agreement.

(ii) Except as set forth on Section 3.2(d) of the Stream Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the Exchange and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, any of the Stream Corporate Documents, (B) a breach or violation of, a default under, the acceleration of any obligations under, the loss of any right or benefit under, a termination or right of termination under, the creation or acceleration of any obligation under, or the creation of a Lien on the assets of Stream or any Subsidiary of Stream (with or without notice, lapse of time or both) pursuant to, any Contract of Stream or any

Subsidiary of Stream or any Law or governmental or non-governmental permit or license to which Stream or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to, either individually or in the aggregate, have a Stream Material Adverse Effect or prevent, or materially impair the ability of Stream to perform its obligations under the transactions contemplated by this Agreement.

(e) Stream Reports; Financial Statements.

(i) The filings required to be made by Stream from January 1, 2007 to the date hereof under the Securities Act and the Exchange Act have been filed with the SEC, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates or as of the date of final amendment, as applicable, in all material respects with all applicable requirements of applicable Law. Stream has made available (except to the extent available through IDEA to the Company each registration statement, report, proxy statement and information statement filed by it with the SEC pursuant to the Securities Act or the Exchange Act from January 1, 2007 to the date hereof (all such filings, including all amendments and supplements thereto, the “Stream Reports”). None of the Stream Reports (in the case of the Stream Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Stream Reports (in the case of the Stream Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to shareholders, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Stream included in or incorporated by reference in the Stream Reports comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Stream Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of Stream and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into the Stream Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of Stream and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved.

(iii) In the event the Closing does not occur on or prior to November 15, 2009, Stream represents and warrants to the Company and each of the Stockholders that the consolidated balance sheet at September 30, 2009 included in Stream’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 to be filed by Stream with the SEC pursuant to the Exchange Act (including the related notes and schedules) will present fairly, in all material respects, the financial position of Stream and its Subsidiaries as of September 30, 2009, and each of the consolidated statements of income and consolidated statements of cash flows for the three and nine months ended September 30, 2009 included in such Quarterly Report on Form 10-Q (including any related notes and schedules) will present fairly, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of Stream and its Subsidiaries for the three and nine months ended September 30, 2009 (subject to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved.

(iv) Stream is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE Amex. Stream’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Stream to comply with, and the appropriate officers of Stream to make all certifications required under, the Sarbanes-Oxley Act and otherwise with applicable Law.

(f) Disclosure Documents. None of the information provided by Stream specifically for inclusion or incorporation by reference in any document to be filed with the SEC, or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Stream Filings”) will, at the respective times filed with the SEC or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(g) No Undisclosed Material Liabilities. There are no liabilities or obligations of Stream or any of its Subsidiaries of any kind whatsoever in existence, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in Stream’s balance sheet as of June 30, 2009 included in the Stream Reports (the “Stream Balance Sheet”) or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2009; (iii) liabilities or obligations not required to be disclosed on the Stream Balance Sheet under U.S. GAAP; and (iv) liabilities or obligations that would not reasonably be expected to have, either individually or in the aggregate, a Stream Material Adverse Effect.

(h) Absence of Certain Changes. Since the Audit Date, except as expressly contemplated by this Agreement, Stream and its Subsidiaries, taken as a whole, have conducted their business only in the ordinary and usual course of such business consistent with past practices and there has not been (i) any Stream Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Stream or any repurchase, redemption or other acquisition by Stream or any Subsidiary of any securities of Stream or (iii) any change by Stream in accounting principles, practices or methods which is not required by U.S. GAAP. Since the Audit Date, there has not been any material increase in the compensation payable or that could become payable by Stream or any of its Subsidiaries to officers or key employees or any material amendment of any of the Stream Compensation and Benefit Plans (as defined in Section 3.2(j)) other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the Knowledge of Stream, threatened against Stream or any of its Subsidiaries in the United States or elsewhere, that would reasonably be expected to have, either individually or in the aggregate, a Stream Material Adverse Effect.

(j) Employee Benefits. Section 3.2(j) of the Stream Disclosure Schedule lists all Compensation and Benefit Plans of Stream and its Subsidiaries other than those that, in the aggregate, are not material to Stream and its Subsidiaries, taken as a whole (“Stream Compensation and Benefit Plans”), and any Stream Compensation and Benefit Plans containing “change of control” or similar provisions therein are specifically identified in Section 3.2(j) of the Stream Disclosure Schedules. Stream has made available to the Company a copy of (i) all the Stream Compensation and Benefit Plans or summaries thereof; (ii) the most recent annual report on Form 5500 required to be filed with respect to each Compensation and Benefit Plan; and (iii) each agreement, policy, program or arrangement that covers key employees or former key employees of Stream and its Subsidiaries under which Stream’s or its Subsidiaries’ obligations have not been fully satisfied.

(i) All the Stream Compensation and Benefit Plans, including those subject to ERISA and the Code, are in compliance in all material respects with the terms of such plans and the applicable provisions of ERISA, the Code and any other applicable Law, including Philippine Law. Each Stream Compensation and Benefit Plan is an “employee benefit plan” under ERISA that that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in costs to Stream or any of its Subsidiaries under the IRS’s Employee Plans Compliance Resolution System, in either case, that would be reasonably be expected to have, either individually or in the aggregate, a Stream Material Adverse Effect. There is no material pending or, to the Knowledge of Stream, threatened litigation relating to the Stream Compensation and Benefit Plans that would be reasonably likely to have a Stream Material Adverse Effect. Neither Stream nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired, would subject Stream or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any applicable Law. Except as set forth in Section 3.2(j) of the Stream Disclosure Schedule, with respect to any Stream Compensation and Benefit Plan, no administrative investigation, audit or other administrative proceeding by any governmental agency is in progress or, to the Knowledge of Stream, pending or threatened, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Stream Material Adverse Effect.

(ii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Stream or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Stream under Section 4001 of ERISA or Section 414 of the Code (a “Stream ERISA Affiliate”). Stream and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on the contributions of a Stream ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any Stream ERISA Affiliate within the preceding twelve (12) month period.

(iii) All contributions required to be made under the terms of any Stream Compensation and Benefit Plan or applicable Law, have been timely made, and to the extent such payment is not required under applicable Law, it has been reflected on the Stream Balance Sheet in accordance U.S. GAAP or International GAAP, as applicable. Neither any Pension Plan nor any single-employer plan of a Stream ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA and no Stream ERISA Affiliate has an outstanding funding waiver. Neither Stream nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of a Stream ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(iv) Neither Stream nor its Subsidiaries have any material obligations for, or liabilities with respect to, post-termination health and life benefits under any Stream Compensation and Benefit Plan, except for benefits required to be provided under Section 4980B of the Code or any other similar, applicable law requiring continuation of health coverage at employee (or beneficiary) expense.

(v) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either immediately or upon the occurrence of any related event thereafter, (i) entitle any Employee, officer, manager or independent contractor of Stream or any of its Subsidiaries to severance pay, unemployment compensation, or any other payment, (ii) accelerate the time of payment, funding or vesting of any amount, compensation or benefit or increase the amount of compensation otherwise due any such individual, or (iii) result in any portion of any payment to any such individual not being deductible by Stream.

(k) Compliance with Laws.

(i) Stream and its Subsidiaries are in compliance in all material respects with all Laws applicable to Stream or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for violations that would not be reasonably likely to, either individually or in the aggregate, materially impair the ability of the Stream to consummate the transactions contemplated hereby and which would not be reasonably likely to, either individually or in the aggregate, have a Stream Material Adverse Effect. No investigation or review by any Governmental Entity or assessment or any adverse procedure with respect to Stream or any of its Subsidiaries is pending or, to the Knowledge of Stream, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Stream Material Adverse Effect or prevent or materially impair the ability of Stream to consummate the transactions contemplated by this Agreement.

Stream and each of its Subsidiaries holds, or has applied for, all Permits necessary to conduct its business as currently conducted, except for those that would not be reasonably likely to be material to Stream and its Subsidiaries taken as a whole, either individually or in the aggregate, or materially impair the ability of Stream to consummate the transactions contemplated hereby. Stream and its Subsidiaries are (and since January 1, 2007 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2007, neither Stream nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity (i) claimed or alleged that Stream or any of its Subsidiaries was not in compliance with all Laws applicable to Stream or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit, except for those that would not be reasonably likely to, either individually or in the aggregate, result in any material harm or liability to Stream or its Subsidiaries, taken as a whole. The provisions of this Section 3.2(k) shall not apply to employee benefits Laws which are covered exclusively in Section 3.2(j), Environmental Laws (as defined in Section 3.1(l)(iii)), which are covered exclusively in Section 3.2(l), Tax Laws which are covered exclusively in Section 3.1(m) or intellectual property Laws which are covered exclusively in Section 3.2(o).

(ii) Stream and its Subsidiaries have established policies relating to gifts, entertainment and other similar benefits for customers and prospective customers (if in writing, copies of which have been provided to the Company), and, except as would not be material to Stream and its Subsidiaries, as a whole, neither Stream nor any of its Subsidiaries has, to its Knowledge, since January 1, 2007, obtained or retained business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (other than (1) any gift, entertainment or other similar benefits offered or paid in accordance with Stream’s policies that comply with applicable Laws, (2) any services provided to customers and prospective customers pursuant to the applicable customer contracts in Stream’s and its Subsidiaries’ ordinary course of business) or any commission payment to: (A) any person who is an official, officer, agent, employee or representative of any Governmental Entity; (B) any individual who is an officer, agent, employee or representative of any existing or prospective customer, in their capacity as such; (C) any political party or official thereof; (D) any candidate for political or political party office; or (E) any other individual or entity while knowing that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such individual or any such person, as applicable.

(l) Environmental Matters.

(i) Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Stream Material Adverse Effect: (A) the operations of Stream and its Subsidiaries are and since January 1, 2007, have been in compliance with all applicable Environmental Laws; (B) each of Stream and each of its Subsidiaries is, and have been since January 1, 2007, in possession of and in compliance with all Environmental Permits with respect to the business of Stream and its Subsidiaries; (C) neither Stream nor any of its Subsidiaries is subject to any pending, or to Stream’s Knowledge, threatened claim concerning any violation or alleged violation of or liability or potential liability under any applicable Environmental Law; (D) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending and, to the Knowledge of Stream, none are threatened relating to compliance by or liability of Stream or any of its Subsidiaries with any Environmental Permits; and (E) to Stream’s Knowledge, no facts, circumstances or conditions currently exist that would reasonably be expected to result in Stream or any of its Subsidiaries incurring liability under Environmental Laws or Environmental Permits.

(ii) Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 3.2(k)), the representations and warranties of Stream in this Section 3.2(l) constitute the sole representations and warranties of Stream with respect to any Environmental Law or Hazardous Substance.

(m) Tax Matters.

(i) Stream and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) (1) have timely paid all Taxes that are due and owing by them (whether or not shown as due on such filed Tax Returns), except with respect to matters being contested in good faith and with respect to which adequate reserves have been established on the Stream Balance Sheet and (2) are not subject to any penalties or charges with respect to the failure to file or late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing Date; (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (D) do not have any deficiency, or any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing.

(ii) Neither Stream nor any of its Subsidiaries has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations).

(iii) Neither Stream nor any of its Subsidiaries is a party to or bound by any material Tax allocation, sharing or indemnity agreements or arrangements other than those entered into in the ordinary course of its business. Neither Stream nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor.

(iv) Stream and each Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(v) No claim has been made by a Taxing Authority in a jurisdiction where Stream or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(vi) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Stream or any Subsidiary, have been fully paid.

(vii) Neither Stream nor any Subsidiary is subject to any private letter ruling of the United States Internal Revenue Service or any other Taxing Authority.

(viii) There are no Liens as a result of any unpaid Taxes upon any of the assets of Stream or any Subsidiary other than Liens for Taxes not yet due.

(n) Labor Matters.

(i) Neither Stream nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any employees of Stream or any of its Subsidiaries represented by a works’ council, representative body or other labor organization, and there are, to the Knowledge of Stream, no material activities or material proceedings of any labor union, works council, representative body or other organization to organize any employees of Stream or any of its Subsidiaries or compel Stream or any of its Subsidiaries to bargain with any such union, works council or representative body. Neither Stream nor any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters or is the subject of any material proceeding asserting that Stream or any of its Subsidiaries has committed such practice or violation, nor since January 1, 2007 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Stream or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not reasonably likely to have a Stream Material Adverse Effect. Section 3.2(n) of the Stream Disclosure Schedule lists all employees of Stream and its Subsidiaries who will be paid a base salary (without regard to any bonus or change in control payments that may be triggered by the transactions contemplated by this Agreement) on an annualized basis for the fiscal year ending December 31, 2009 of more than $300,000.

(ii) To the Knowledge of Stream, none of the employees, officers or managers of Stream or its Subsidiaries is subject to any non-competition agreement or any other similar agreement or restriction other than with Stream or its Subsidiaries.

(o) Intellectual Property.

(i) Stream or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all Intellectual Property Rights that are currently used or held for use in its and its Subsidiaries’ businesses (collectively, “Stream Intellectual Property Rights”), except for any such failures to own, be licensed or possess that, either individually or in the aggregate, are not reasonably likely to have a Stream Material Adverse Effect. The Stream Intellectual Property Rights owned by or licensed to Stream and its Subsidiaries include all Intellectual Property Rights necessary and sufficient to enable Stream and its Subsidiaries to conduct their respective businesses as currently conducted. To the Knowledge of Stream, the Stream Intellectual Property Rights and Stream’s and its Subsidiaries’ rights therein are valid and enforceable. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company, Stream or any of Stream’s Subsidiaries to own or use any material Stream Intellectual Property Rights.

(ii) Except for such matters that, either individually or in the aggregate, are not reasonably likely to have a Stream Material Adverse Effect (A) neither the use of any Stream Intellectual Property Rights by Stream or its Subsidiaries nor the conduct of the businesses of Stream or any of its Subsidiaries (including the development, licensing, marketing, importation, exportation, offer for sale, sale, use or other exploitation of any products or services in connection with such businesses) conflicts with, infringes, violates or interferes with or constitutes or results from an appropriation or misappropriation of any right, title, interest or goodwill, including any Intellectual Property Right or proprietary right, of any other Person, (B) to the Knowledge of Stream, no person or entity is conflicting with, infringing, violating, interfering with or misappropriating any Stream Intellectual Property Rights, (C) to the Knowledge of Stream, there have been no claims made or threatened, and neither Stream nor any of its Subsidiaries has received written notice of any claim or otherwise knows, that any Stream Intellectual Property Right is invalid or unenforceable, or conflicts with, infringes, violates or interferes with or constitutes or results from an appropriation or misappropriation of any right of any other Person and (D) neither Stream nor any of its Subsidiaries has made any written claims or, to the Knowledge of Stream, unwritten claims against any person or entity alleging that any person or entity is conflicting with, infringing, violating, interfering with or misappropriating any Stream Intellectual Property Rights.

(iii) No Trade Secrets or other material confidential and proprietary information of Stream or any of its Subsidiaries has been authorized to be disclosed or to the Knowledge of Stream has been actually disclosed by Stream or any of its Subsidiaries or any other person or entity other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof. Each of Stream and its Subsidiaries has established privacy policies and is, and since January 1, 2007 has been, in compliance with its respective privacy policies and any Laws relating to personally identifiable information. In addition, Stream and the Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets or other material confidential and proprietary information (and any confidential information owned by any third person to whom Stream or any of its Subsidiaries has a confidentiality obligation).

(iv) The Stream IT Systems (as defined below) are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the businesses of Stream and its Subsidiaries as currently conducted and as currently contemplated or proposed to be conducted. Since January 1, 2007, (A) no error or fault has occurred in or to any Stream IT Systems that has resulted in a material interruption to the operations of Stream or any of its Subsidiaries and (B) to the Knowledge of Stream, there has been no unauthorized use or access to the Stream IT Systems (or any data or information stored thereon). Stream and its Subsidiaries have established a plan in the event of a failure of the Stream IT Systems (whether due to natural disaster, power failure or otherwise) intended to minimize any disruption to the operations of Stream and its Subsidiaries. “Stream IT Systems” means all communications systems, computer systems, servers, network equipment and other hardware owned or controlled and used by Stream or any of its Subsidiaries in the conduct of its or their businesses.

(v) Neither Stream nor any of its Subsidiaries is currently a party to any source code escrow contract or other contract requiring the deposit of source code or related materials for any software developed by or for Stream or any of its Subsidiaries (the “Stream Software”). No “open source,” “freeware,” “shareware” or software distributed under similar licensing or distribution models forms part of, was or is used in connection with, was or is incorporated in whole or in part in, has been or is distributed in whole or in part with, or was or is used in the development of any Stream Software, in a manner that (A) materially compromises Stream’s Intellectual Property Rights in the Stream Software; (B) requires that the Stream Software be made available or distributed in source code form; or (C) requires that the Stream Software be redistributable.

(p) Title to Properties. Stream and each of its Subsidiaries has good and valid title to all of its material properties and assets which are, individually or in the aggregate, material to Stream’s and its Subsidiaries’ business or financial condition on a consolidated basis, free and clear of all Liens, except Liens for Taxes not yet due and payable or being contested in good faith and other Liens that would not reasonably be expected to have, either individually or in the aggregate, a Stream Material Adverse Effect. All leases pursuant to which Stream and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of Stream or any of its Subsidiaries or, to the Knowledge of Stream, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that would not reasonably be expected to have, either individually or in the aggregate, a Stream Material Adverse Effect. Section 3.2(p) of the Stream Disclosure Schedule lists all real property leases of Stream and its Subsidiaries.

(q) Contracts.

(i) Set forth in Section 3.2(q) of the Stream Disclosure Schedule is a list of (A) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by Stream with the SEC on the date hereof, and (B) each of the following to which Stream or any of its Subsidiaries is a party: (1) Contract that purports to limit, curtail or restrict the ability of Stream or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom Stream or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services; (2) partnership or joint venture agreement; (3) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2007; (4) Contract with any Governmental Entity; (5) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by Stream or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by Stream or any of its Subsidiaries or Liens on material property or assets granted; (6) voting agreement or registration rights agreement; (7) customer Contract referred to in Section 3.2(u); (8) Contract (other than customer Contracts) that involved consideration (whether or not measured in cash) of greater than $3,000,000 in the fiscal year ended December 31, 2008, or $6,000,000 over the term of the Contract; (9) each other Contract that is material to the business or financial condition of Stream and its Subsidiaries, taken as a whole (the Contracts and other documents required to be listed on Section 3.2(q) of the Stream Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 4.2, each a “Stream Material Contract”); provided that the provisions of this Section 3.2(q), including the definition of a Stream Material Contract, shall not apply to Stream Compensation and Benefit Plans, which are covered exclusively in Section 3.2(j).

(ii) Each of the Stream Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by Stream and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither Stream nor any of its Subsidiaries is in default under any Stream Material Contract or other Contract to which Stream or any of its Subsidiaries is a party (collectively, the “Stream Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by Stream and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Stream Material Adverse Effect. To the Knowledge of Stream, no other party to any Stream Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Stream Material Adverse Effect. Neither Stream nor any of its Subsidiaries has received any notice of termination or cancellation under any Stream Material Contract, received any notice of breach or default in any material respect under any Stream Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Stream Material Contract, in each case except for such matters as, individually, or in the aggregate have not had a Stream Material Adverse Effect.

(r) Insurance. Stream maintains for itself and its Subsidiaries Policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of Stream and its Subsidiaries, such Policies are in full force and effect, all premiums due and payable thereon have been paid, and Stream and its Subsidiaries are otherwise in compliance with the terms and conditions of such Policies except for failures to so comply that would not reasonably be expected, individually or in the aggregate, to have a Stream Material Adverse Effect. Neither Stream nor any of its Subsidiaries is in material breach or default, and neither Stream nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, of any of the Policies.

(s) No Vote Required. Except as set forth in Section 3.2(c) hereof, no approval of Stream’s shareholders is required to approve this Agreement and the transactions contemplated hereby.

(t) Brokers and Finders. Except for Stone Key Partners, neither Stream nor any of its Subsidiaries, officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

(u) Customers. Section 3.2(u) of the Stream Disclosure Schedule sets forth a list of the ten (10) largest customers of Stream and its Subsidiaries, taken as a whole, as measured by the dollar amount of purchases therefrom or thereby, during the six months ended June 30, 2009. Since December 31, 2008, no customer listed on Section 3.2(u) of the Stream Disclosure Schedule has terminated its relationship with Stream or any of the Subsidiaries.

(v) No Takeover Statute. Stream’s board of directors has approved, for purposes of Section 203 of the Delaware General Corporation Law, the Exchange Agreement, the Stockholders Agreement, and the transactions contemplated hereby and thereby. No other Takeover Statute enacted under state or federal laws in the United States applicable to Stream or its Subsidiaries or any other applicable Law (including Laws of the Philippines) is applicable to the Exchange or the transactions contemplated hereby.

(w) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither Stream nor any other Person makes any other express or implied representation or warranty on behalf of Stream or any of its Subsidiaries. The representations or warranties of Stream herein shall be effective and binding against it notwithstanding any investigation or due diligence conducted by the Company or any of the Stockholders.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING

4.1 Covenants of the Company. The Company covenants and agrees as to itself and its Subsidiaries (as applicable) that, except as specifically set forth in Section 4.1 of the Company Disclosure Schedule, from the date hereof and continuing until the Closing Date, except as (1) expressly contemplated or required by this Agreement, (2) as required by Law or (3) to the extent Stream shall otherwise consent in writing, which decision regarding consent shall not be unreasonably delayed, withheld or conditioned:

(a) the Company and its Subsidiaries shall conduct their respective businesses only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve their business organization intact and maintain their existing relations and goodwill with suppliers, distributors, creditors, lessors, employees, business associates and material customers, (ii) maintain and keep their material properties and assets in good repair and condition, subject to ordinary wear and tear, (iii) comply with all material Laws and (iv) maintain in effect all material governmental Permits pursuant to which it or any of its Subsidiaries currently operates;

(b) neither the Company nor any of its Subsidiaries shall (i) amend its articles of incorporation or by laws or any comparable governing instruments of any of its Subsidiaries; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to the Company or a wholly-owned Subsidiary); (iv) repurchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any of its Subsidiaries; or (v) enter into any agreement with respect to the voting of capital stock of the Company or any of its Subsidiaries;

(c) neither the Company nor any of its Subsidiaries shall issue, sell, grant, pledge, dispose of or otherwise encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries or any Voting Debt, except as required to implement the Recapitalization as described in Section 4.1 of the Company Disclosure Schedule;

(d) neither the Company nor any of its Subsidiaries shall incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than borrowings by the Company in the ordinary course of business consistent with past practice in amounts not in excess of $2,500,000 in the aggregate outstanding at any time under the Company’s existing credit agreement listed on Section 3.1(q)(i)(B)(5) of the Company Disclosure Schedule and guarantees of such borrowings issued by the Subsidiaries to the extent required under the terms of such credit facility;

(e) neither the Company nor any of its Subsidiaries shall, other than in (i) the ordinary and usual course of business consistent with past practice or as contemplated in the Company’s operating plan provided to Stream (the “Company Operating Plan”) or (ii) transactions not in excess of $500,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its property or assets (including capital stock of any of its Subsidiaries);

(f) neither the Company nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange, capital contribution or other activity), or loan or advance to any Person, in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $500,000 in the aggregate in any calendar year, other than pursuant to supply or other services Contracts in the ordinary course of business;

(g) neither the Company nor any of its Subsidiaries shall make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $750,000 individually or $2,500,000 in the aggregate, except for any such capital expenditures provided for in the Company Operating Plan;

(h) neither the Company nor any of its Subsidiaries shall (i) materially modify, amend, or terminate any Company Material Contract (other than customer Contracts in the ordinary course of business consistent with past practice), (ii) waive, release, relinquish or assign any Company Material Contract (or any of the material rights of the Company or any of its Subsidiaries thereunder), right or claim, that is material to the Company and its Subsidiaries taken as a whole, (iii) enter into any contract or agreement that limits or restricts the Company or any of its Subsidiaries or any of their future affiliates from engaging or competing in the business in any location, (iv) enter into any new collective bargaining agreement, or (v) cancel or forgive any material amount owed to the Company;

(i) the Company and its Subsidiaries shall not (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of the Company or any Subsidiary of the Company, or (ii) other than in the usual and ordinary course of business consistent with past practice, accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates;

(j) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, amend (including by reducing an exercise price or extending a term), enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plans, or increase the salary, wage, bonus, benefits, or other compensation of any employees, or waive any of its rights under any such Compensation and Benefit Plan, including granting or providing any severance or termination payments or benefits to any current or former director, executive officer or employee of the Company or any of its Subsidiaries, except (i) for salary increases and bonus payments to then current employees in the ordinary and usual course of business consistent with past practice, applicable Law or existing policy or agreement (which shall include normal periodic performance reviews and related compensation and benefit increases), (ii) for annual reestablishment of Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees or (iii) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans or agreements existing as of the date hereof;

(k) neither the Company nor any of its Subsidiaries shall settle or compromise any litigation or proceeding for an amount in excess of $250,000;

(l) the Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by it and its Subsidiaries in the ordinary course of business consistent with past practice;

(m) except in the ordinary and usual course of business consistent with past practice or as may be required by applicable Law and except to the extent required by U.S. GAAP as advised by its regular independent accountants, neither the Company nor any of its Subsidiaries shall change any accounting principle, practice or method;

(n) each of the Company and its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all Taxes due and payable as shown in the respective Tax Returns that are so filed, (iii) promptly notify Stream of any action, suit, proceeding, investigation, audit or claim pending against or with respect to the Company or any Subsidiary of the Company in respect of any material Tax, and (iv) provide such assistance and cooperation as Stream and its Affiliates may reasonably request with respect to correspondence with, responding to requests from, or obtaining rulings from (a) the BIR on any matter relating to Taxes, and (b) PEZA with respect to any agreements by and between eTelecare and PEZA. Neither the Company nor any of its Subsidiaries shall settle or compromise any Tax liability, other than settlements and compromises aggregating not more than $500,000, make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, or obtain any Tax ruling. None of the Company or any of its Subsidiaries shall relinquish or surrender any Tax holiday or exemption or shall take or cause to be taken, or fail to take or cause to be taken, any action, which action or failure to act could reasonably be expected to result in relinquishing, surrendering or otherwise losing a Tax holiday or exemption;

(o) the Company shall consult with Stream reasonably in advance of any decision to hire any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position and shall consider in good faith the reasonable comments of Stream in connection therewith.

(p) neither the Company nor any of its Subsidiaries shall enter into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to disclosure pursuant to Item 404 of SEC Regulation S-K.

(q) neither the Company nor any of its Subsidiaries shall enter into or terminate any facility or office lease providing for total payments over the life of the lease of more than $2,500,000;

(r) neither the Company nor any of its Subsidiaries shall hire any employee whose annual salary is greater than $300,000;

(s) neither the Company nor any of its Subsidiaries shall enter into any Contract (other than customer Contracts) that involve consideration of greater than $5,000,000 per year or $10,000,000 over the life of the Contract;

(t) neither the Company nor any of its Subsidiaries shall enter into any customer Contract that involves revenues greater than $10,000,000 per year or has a term of greater than three (3) years; and

(u) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

4.2 Covenants of Stream. Stream covenants and agrees as to itself and its Subsidiaries (as applicable) that, except as specifically set forth in Section 4.2 of the Stream Disclosure Schedule, from the date hereof and continuing until the Closing Date, except as (1) expressly contemplated or permitted by this Agreement, (2) as required by Law or (3) to the extent the Company shall otherwise consent in writing, which decision regarding consent shall not be unreasonably delayed, withheld or conditioned:

(a) Stream and its Subsidiaries shall conduct their respective businesses only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve their business organization intact and maintain their existing relations and goodwill with suppliers, distributors, creditors, lessors, employees, business associates and material customers, (ii) maintain and keep their material properties and assets in good repair and condition, subject to ordinary wear and tear, (iii) comply with all material Laws and (iv) maintain in effect all material governmental Permits pursuant to which it or any of its Subsidiaries currently operates;

(b) Stream and its Subsidiaries shall not (i) amend its certificate of incorporation or by laws or any comparable governing instruments of any of its Subsidiaries; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary); (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or (v) enter into any agreement with respect to the voting of its capital stock;

(c) neither Stream nor any of its Subsidiaries shall issue, sell, grant, pledge, dispose of or otherwise encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt, except for the issuance of shares of Stream Common stock upon exercise of options and warrants outstanding on the date of this Agreement and as contemplated by Section 6.3(g);

(d) neither Stream nor any of its Subsidiaries shall incur or assume any indebtedness for borrowed money or guarantee any new indebtedness or issue or sell any new debt securities, warrants, calls or other rights to acquire any debt securities of Stream or any of its Subsidiaries, other than borrowings by Stream in the ordinary course of business consistent with past practice in amounts not in excess of $5,000,000 in the aggregate for new indebtedness; provided, however, that Stream shall not be limited to its ability to draw on the existing line of credit listed on Section 3.2(q)(i)(B)(5) of the Stream Disclosure Schedule;

(e) neither Stream nor any of its Subsidiaries shall, other than in the ordinary and usual course of business consistent with past practice or as contemplated in Stream’s operating plan provided to the Company (the “Stream Operating Plan”) or other than transactions not in excess of $1,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its property or assets (including capital stock of any of its Subsidiaries);

(f) neither Stream nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange, capital contribution or other activity), or loan or advance to any Person, in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $1,000,000 in the aggregate in any calendar year, other than pursuant to supply or other services Contracts in the ordinary course of business;

(g) neither Stream nor any of its Subsidiaries shall make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $1,500,000 individually or $5,000,000 in the aggregate, except for any such capital expenditures provided for in the Stream Operating Plan;

(h) neither Stream nor any of its Subsidiaries shall (i) materially modify, amend, or terminate any Stream Material Contract (other than customer Contracts in the ordinary course of business consistent with past practice), (ii) waive, release, relinquish or assign any such Stream Material Contract (or any of the material rights of Stream or any of its Subsidiaries thereunder), right or claim, that is material to Stream and its Subsidiaries taken as a whole, (iii) enter into any contract or agreement that limits or restricts Stream or any of its Subsidiaries or any of their future affiliates from engaging or competing in the business in any location, (iv) enter into any new collective bargaining agreement, or (v) cancel or forgive any material amount owed to Stream;

(i) Stream and its Subsidiaries shall not (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of Stream or any Subsidiary of Stream, or (ii) other than in the usual and ordinary course of business consistent with past practice, accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates;

(j) neither Stream nor any of its Subsidiaries shall terminate, establish, adopt, amend (including by reducing an exercise price or extending a term), enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plans (other than issuances of shares of common stock pursuant to stock options outstanding as of the date of this Agreement in accordance with the terms of the Stream Stock Plan as in effect on the date hereof and options granted under the Stream Stock Plan up to the amounts shown on Section 4.2 of the Stream Disclosure Schedule), or increase the salary, wage, bonus, benefits, or other compensation of any employees, or waive any of its rights under, or accelerate the vesting under, any such Compensation and Benefit Plan or agreement evidencing any outstanding stock option or other right to acquire capital stock of Stream or any restricted stock purchase agreement or any similar or related contract, including granting or providing any severance or termination payments or benefits to any current or former director, executive officer or employee of Stream or any of its Subsidiaries, except (i) for salary increases and bonus payments to then current employees in the ordinary and usual course of business consistent with past practice, applicable Law or existing policy or agreement (which shall include normal periodic performance reviews and related compensation and benefit increases), (ii) for annual reestablishment of Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees or (iii) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans or agreements existing as of the date hereof;

(k) neither Stream nor any of its Subsidiaries shall settle or compromise any litigation or proceeding for an amount in excess of $500,000;

(l) Stream shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by it and its Subsidiaries in the ordinary course of business consistent with past practice;

(m) except in the ordinary and usual course of business consistent with past practice or as may be required by applicable Law and except to the extent required by U.S. GAAP or international generally accepted accounting principles (“International GAAP”) as advised by its regular independent accountants, neither Stream nor any of its Subsidiaries shall change any accounting principle;

(n) each of Stream and its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all Taxes due and payable as shown in the respective Tax Returns that are so filed, (iii) promptly notify the Company of any action, suit, proceeding, investigation, audit or claim pending against or with respect to Stream or any Subsidiary of Stream in respect of any material Tax. Neither Stream nor any of its Subsidiaries shall settle or compromise any Tax liability, other than settlements and compromises aggregating not more than $500,000, make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, or obtain any Tax ruling. None of Stream or any of its Subsidiaries shall relinquish or surrender any Tax holiday or exemption or shall take or cause to be taken, or fail to take or cause to be taken, any action, which action or failure to act could reasonably be expected to result in relinquishing, surrendering or otherwise losing a Tax holiday or exemption;

(o) Stream shall consult with the Company reasonably in advance of any decision to hire any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position and shall consider in good faith the reasonable comments of the Company in connection therewith.

(p) neither Stream nor any of its Subsidiaries shall enter into any transaction with any Affiliate of Stream or any of its Subsidiaries or any transaction that would be subject to disclosure pursuant to Item 404 of SEC Regulation S-K.

(q) neither Stream nor any of its Subsidiaries shall enter into or terminate any facility or office lease providing for partial payments over the life of the lease of more than $5,000,000;

(r) neither Stream nor any of its Subsidiaries shall hire any employee whose annual salary is greater than $500,000;

(s) neither Stream nor any of its Subsidiaries shall enter into any Contract (other than customer Contracts) that involve revenues of greater than $10,000,000 per year or $20,000,000 over the life of the Contract;

(t) neither Stream nor any of its Subsidiaries shall enter into any customer Contract that involves consideration greater than $20,000,000 per year or has a term of greater than three (3) years; and

(u) neither Stream nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

4.3 No Control of other Party’s Business. Nothing contained in this Agreement shall give Stream directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing Date in violation of applicable antitrust laws, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Stream’s operations prior to the Closing Date in violation of applicable antitrust laws. Prior to the Closing Date, each of the Company and Stream shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access. The Company and Stream each agrees that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, it shall (and shall cause its Subsidiaries to) afford to the other party’s officers, employees, counsel, accountants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Closing Date, to its (and its Subsidiaries’) executive officers, properties, books, contracts and records and, during such period, the Company and Stream each shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party and its Representatives all information concerning its business, properties and personnel as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of the Company or Stream, as the case may be; provided that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company or Stream in this Agreement. All requests for information made pursuant to this Section 5.1 shall be directed to an executive officer of the Company or Stream, as the case may be, or such Person as may be designated by an executive officer. All such information shall be governed by the terms of the Confidentiality Agreements. Prior to the Closing Date, the Company and Stream shall cooperate to facilitate any refinancing of the combined companies after the Closing and shall each provide, all information and access to employees as is reasonably requested by each other and by potential sources of such refinancing.

5.2 No Solicitation.

(a) Prior to the Closing Date, the Company and Stream each agrees that neither it nor any of its Subsidiaries, nor any of their respective directors, officers or employees shall, and that the Company and Stream shall each direct and use its reasonable best efforts to cause its Subsidiaries’ agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information) or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below), (ii) enter into, or participate in any discussions or negotiations regarding, any Acquisition Proposal, furnish to any Person any non-public information (whether orally or in writing) in response to or in furtherance of any Acquisition Proposal, afford any Person access to its or their business, properties, assets, books or records, or otherwise cooperate in any way with or knowingly assist, encourage or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal or, in the case of Stream, withdraw or propose publicly to withdraw, or modify or propose publicly to modify in a manner adverse to the Exchange, the Stream recommendation in favor of the Exchange (it being understood that publicly announcing that Stream is taking a neutral position or no position with respect to the Exchange shall be considered an adverse recommendation) (any of the foregoing in this clause (iii), as to Stream, a “Stream Adverse Recommendation Change”), or (iv) grant any Person a waiver or release under any standstill or similar agreement with respect to any class of its respective equity securities or voting securities. The Company and Stream each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken by it in this Section 5.2(a).

“Acquisition Proposal” means any inquiry, proposal, offer, agreement-in-principle, letter of intent, term sheet, merger agreement, joint venture agreement, option agreement, partnership agreement or other similar instrument with or from any third party relating to any (i) merger, reorganization, share exchange, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party or any of its Subsidiaries, (ii) acquisition, sale, lease, exchange, mortgage, pledge, transfer or purchase, in a single transaction or series of related transactions, of a minimum of 20% or more of the assets of a party and its Subsidiaries, taken as a whole, or of a minimum of 20% or more of the outstanding shares of capital stock or any other voting securities of a party, or (iii) tender offer or exchange offer that, if successful, would result in any Person or “group” becoming a “beneficial owner” (as such terms are defined under Regulation 13D under the Exchange Act) of 20% or more of the outstanding shares of capital stock or any other voting securities of a party; provided, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.

(b) Notwithstanding anything in Section 5.2(a) to the contrary, prior to the time at which Stream obtains the Requisite Stockholder Approval, the board of directors of Stream may, subject to compliance with this Section 5.2(b) and Section 5.2(c):

(i) engage in discussions or negotiations with any third party that has made after the date of this Agreement a bona fide, unsolicited, written Acquisition Proposal that the board of directors of Stream determines in good faith, after consultation with its outside legal and financial advisors, constitutes, or would be reasonably expected to lead to, a Superior Proposal (as defined below); provided that, prior to taking any such action, the board of directors of Stream determines in good faith after consultation with its outside legal counsel and an internationally recognized financial advisor that its failure to take such action would be inconsistent with its fiduciary obligations under applicable Law; provided, further, that such Acquisition Proposal or Superior Proposal was not solicited, encouraged or facilitated in violation of Section 5.2(a) or any standstill agreement;

(ii) thereafter, furnish to such third party non-public information relating to Stream or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less restrictive on such third party (including with respect to standstill provisions) than those of its Confidentiality Agreement with the Company (a copy of which shall be provided, promptly after its execution, to the Company for its informational purposes only, the terms and existence thereof shall be subject to the confidentiality obligations imposed on the Company in the Confidentiality Agreement); provided, that such confidentiality agreement may not include any provision calling for an exclusive right to negotiation with Stream; provided, further, that any such information delivered to such third party shall be provided to the Company substantially concurrently with its delivery to such third party;

(iii) following receipt of a Superior Proposal after the date of this Agreement, but prior to the receipt of the Requisite Stockholder Approval, make a Stream Adverse Recommendation Change if (A) Stream has received a bona fide, unsolicited, written Acquisition Proposal that the board of directors of Stream determines in good faith, after consultation with its outside legal counsel and an internationally recognized financial advisor, constitutes a Superior Proposal, (B) such Superior Proposal was not received as a direct or indirect result of a breach of this Section 5.2 and Stream is not otherwise in breach of this Section 5.2 with respect to the Superior Proposal and the board of directors of Stream determines in good faith, after reviewing applicable Law, and after consultation with its outside legal counsel and an internationally recognized financial advisor that its failure to make such a Stream Adverse Recommendation Change would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that the board of directors of Stream shall not make such Stream Adverse Recommendation Change unless (x) Stream promptly notifies the Stockholders in writing at least five (5) business days (or three (3) business days in the event of each subsequent material revision to a Superior Proposal) before taking that action, of its intention to do so in response to an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror, (y) during such five business day period (or three business day period in the event of each subsequent material revision to a Superior Proposal), Stream, if requested by the Stockholders, negotiates with the Stockholders in good faith to make such adjustments to the terms and conditions of this Agreement as would enable Stream to proceed with its recommendation of this Agreement and the Exchange and not make a Stream Adverse Recommendation Change, and (z) the Stockholders fail to make, within such five business day period (or three business day period in the event of each subsequent material revision to a Superior Proposal), a firm offer that is at least as favorable to the stockholders of Stream, as determined by Stream’s board of directors in good faith, after consultation with its outside legal counsel and an internationally recognized financial advisor after taking into account any such adjusted terms as may have been proposed by the Stockholders since its receipt of such written notice, as such Superior Proposal (it being understood that Stream shall not take any action described in this clause (iii) of Section 5.2(b) during such five business day period (or three business day period in the event of each subsequent material revision to a Superior Proposal), and that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from Stream and an additional three business day period). Notwithstanding anything to the contrary herein, Stream shall not be entitled to enter into any agreement (other than a confidentiality agreement in accordance with Section 5.2(b)(ii)) with respect to a Superior Proposal unless this Agreement shall have been terminated pursuant to and in accordance with Article VII; and

(iv) make a Stream Adverse Recommendation Change if the board of directors of Stream determines, after consultation with legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law.

“Superior Proposal” means any bona fide unsolicited written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased, solely for purposes of this definition, to 66.67%), that is on terms that Stream’s board of directors has determined in its good faith judgment, after consultation with its outside legal counsel and an internationally recognized financial advisor, and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the type of consideration and the availability of financing therefor is more favorable and superior to the stockholders of Stream than the transactions contemplated by this Agreement from a financial point of view, and which Stream’s board of directors has determined in good faith, after consultation with its outside legal counsel and an internationally recognized financial advisor, is reasonably capable of being consummated on the terms proposed without unreasonable delay.

(c) From and after the date hereof, Stream shall advise the Company orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence), specifying the material terms and conditions thereof. Stream agrees that neither it nor any of its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it from providing such information to the Company. From and after the date hereof, Stream shall notify the Company (as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence) orally and in writing of any material modifications to the financial or other material terms of any Acquisition Proposal or inquiry.

(d) Stream further agrees that it will, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than the Company) conducted heretofore with respect to any Acquisition Proposal and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Stream, its Subsidiaries or Representatives, subject to the terms of any applicable confidentiality agreement with such party.

(e) Nothing contained in this Agreement shall prevent the board of directors of Stream and/or the board of directors of the Company and/or eTelecare from making any disclosure or filing, in their respective reasonable judgments, as applicable, the failure of which to so disclose would constitute a violation of applicable Law (including the rules and regulations promulgated under the United States federal securities laws and the Philippines securities laws), FINRA rules, stock exchange rules or the rules, regulations, order or request of any Governmental Entity (including the SEC and the PSEC), including, following receipt of a bona fide Acquisition Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders.

(f) Without limiting the foregoing, it is understood that any material violation of the foregoing restrictions in this Section 5.2 by Stream (or its Subsidiaries’) agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall be deemed to be a breach of this Section 5.2 by Stream.

5.3 Further Assurances. Each party hereby agrees to use its reasonable best efforts to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

5.4 Filings; Other Actions; Notification.

(a) Each party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and (ii) the appropriate Governmental Entity, any Ares Foreign Antitrust Filings or Stream Foreign Antitrust Filings, in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby. Each party hereto will use all commercially reasonable efforts to make, or cause its Affiliates to make, such filings as promptly as practicable and in any event within ten (10) business days of the date hereof and to respond on a timely basis to any requests for additional information made by either of such agencies.

(b) The Company and Stream shall cooperate in obtaining from the BIR the tax clearance and certificate authorizing registration in order that the Shares may be registered in the stock and transfer books of the Company in the name of Stream.

(c) The Company and Stream shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Exchange and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and using their respective reasonable best efforts to obtain as soon as practicable all Company Required Statutory Approvals or Stream Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including pursuant to any Company Material Contract or Stream Material Contract or applicable Law) in order to consummate the Exchange or any of the other transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Stream and Company shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to Stream or Company, as the case may be, and any of Company’s or Stream’s respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Exchange and the other transactions contemplated hereby. In exercising the foregoing right, each of Company and Stream shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Stream or any of its Subsidiaries or the Company or any of its Subsidiaries to take or agree to take any Action of divestiture or Limitation.

“Action of Divestiture or Limitation” means (i) executing or carrying out agreements or submitting to the requirements of any Governmental Entity providing for a license, sale or other disposition of any assets or businesses or categories of assets or businesses of the Company, Stream or any of their respective Subsidiaries or the holding separate of any assets, businesses or capital stock or imposing or seeking to impose any limitation on the ability of the Company, Stream or any of their respective Subsidiaries to own such assets or to acquire, hold or exercise full rights of ownership of the their respective businesses or on the ability of any of them to conduct their respective businesses, or (ii) the imposition by a Governmental Entity of any material condition or limitation that restricts the business of Stream or its Affiliates and/or the Company or its Affiliates.

(d) Subject to any confidentiality obligations and the preservation of any attorney-client privilege, Company and Stream each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Stream or Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Exchange and the other transactions contemplated hereby.

(e) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby each of Stream and Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Stream and Company, and thereafter, Company (with respect to itself and eTelecare) and Stream each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated hereby and shall obtain the other party’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) prior to making any such announcement or filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded.

5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Stream shall not, for a period of six (6) years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or By-laws or comparable governing documents of the Company or its

Subsidiaries for the benefit of any individual who served as a director or officer of the Company or any of its Subsidiaries at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

(b) From and after the Closing, Stream agrees that it will, and will cause the Company or its Subsidiaries to, indemnify and hold harmless each individual serving as a director or officer of the Company or its Subsidiaries as of the Closing (the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under Delaware law (and Stream and the Company shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification).

(c) For a period of six years after the Closing, Stream shall maintain, or shall cause the Company to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Stream) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, that in no event shall Stream or the Company be required to expend annually in excess of 300% of the annual premium currently paid by the Company for such coverage (the “Maximum Amount”). If, notwithstanding the use of commercially reasonable efforts to do so, Stream is unable to maintain or obtain the insurance called for by this paragraph, Stream shall obtain as much comparable insurance as is available for the Maximum Amount. The Indemnified Parties may be required, as a condition for obtaining such coverage, to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(d) The rights of each Indemnified Party under this Section 5.6 shall be in addition to any right such Person might have under the articles of incorporation or by-laws or comparable documents of Company or any of its Subsidiaries, or under applicable Law or under any agreement of any Indemnified Party with Company or any of its Subsidiaries. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

5.7 Expenses. If the Exchange is not consummated, all costs and expenses incurred in connection with the Exchange and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of Company and Stream shall bear and pay one-half of the costs and expenses incurred in connection with any HSR filings and the Stream and Ares Foreign Antitrust Filings.

5.8 Takeover Statute. If any Takeover Statute is or may become applicable to the Exchange, or the other transactions contemplated hereby, each of Company and Stream and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.9 Notification of Certain Matters. Company shall give prompt notice to Stream and Stream shall give prompt notice to Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Exchange or from any Person alleging that the consent of such Person is or may be required in connection with the Exchange, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Company or Stream, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Exchange, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be breached such that the breach, together with all other breaches of this Agreement, provides a right of termination under Article VII; and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. Company shall give Stream the opportunity to participate in the defense or settlement of any securityholder litigation against Company and/or its directors relating to the Exchange, and no such settlement shall be agreed to without Stream’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Stream shall give the Company the opportunity to participate in the defense or settlement of any securityholder litigation against Stream and/or its directors relating to the Exchange, and no such settlement shall be agreed to without the Company’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

5.10 Stream Stockholder Approval. As expeditiously as possible following the execution of this Agreement, and in any event no later than sixty (60) minutes thereafter, Stream shall use all commercially reasonable efforts to secure and cause to be filed with Stream the consent from Ares and any other Stream stockholders necessary to secure the Requisite Stockholder Approval. Immediately following the receipt of the Requisite Stockholder Approval, Stream shall deliver to the Company a certificate executed on behalf of Stream by its Secretary and certifying that the Requisite Stockholder Approval has been duly obtained.

5.11 Information Statement. As promptly as practicable after the execution of this Agreement, Stream, in cooperation with the Company, shall prepare and file with the SEC an Information Statement relating to the Voting Proposals pursuant to Regulation 14C under the Exchange Act (the “Information Statement”), which such Information Statement will include all notices and information required by Section 228 of the Delaware General Corporation Law. The Company shall provide all necessary information for inclusion in the Information Statement on a timely basis and shall cooperate in the preparation of the Information Statement. Stream shall respond to any comments of the SEC and shall use its commercially reasonable efforts to have the Information Statement cleared for mailing as promptly as practicable after such filings and Stream shall cause the Information Statement to be mailed to its stockholders at the earliest practicable time after the Information Statement is cleared for mailing by the SEC. Stream shall notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Information Statement, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, Stream or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Stream, such amendment or supplement. The Company shall, as soon as practicable, furnish to Stream such information relative to the Company and its Affiliates, including consolidated financial statements, as is required to be included in the Information Statement pursuant to the rules and regulations of the SEC. In connection with the foregoing, Stream shall give the Company and its counsel the opportunity to review and comment on the Information Statement prior to it being filed with the SEC and shall give the Company and its counsel the opportunity to review and comment on all amendments or supplements to the Information Statement, and all responses to requests for additional information and replies to comments from the SEC prior to their being filed with, or sent to, the SEC.

5.12 NYSE Amex. Stream agrees to use its best efforts to continue the quotation of Stream Common Stock on NYSE Amex, and shall, prior to Closing, take such action as is necessary to list on NYSE Amex the shares of Stream Common Stock to be issued in the Exchange.

5.13 PSEC Exemptive Relief; Mandatory Tender Offer.

(a) The parties agree to use their commercially reasonable efforts to seek from the PSEC exemptive relief, in writing, from compliance with any possible mandatory tender offer requirements under the SRC and its implementing rules and regulations, such relief being to the effect that a tender offer with respect to the common shares of eTelecare (any such offer, an “Offer”) need not be conducted in connection with the Exchange. In the event that such exemptive relief is not obtained, or such relief is obtained but contains conditions that would materially and adversely affect Stream or eTelecare after the Closing and either the Company or Stream is unwilling to accept such conditions, the parties agree to use their commercially reasonable efforts to seek from the PSEC, (i) exemptive relief or approval to close the Exchange prior to commencement or completion of any Offer, (ii) confirmation from the PSEC that any Offer does not need to include any eTelecare Shares held by the Company or EGS Acquisition Corp., (iii) exemptive relief or approval that any Offer consideration may be cash only, and (iv) such other exemptive relief or approval that the parties agree is reasonable in the circumstances.

(b) Provided that (i) this Agreement shall not have been terminated in accordance with Article VII hereof, and (ii) (1) the PSEC shall have provided, in writing, a formal opinion that an Offer is required under applicable Law in connection with the Exchange, or (2) the PSEC shall have denied, in writing, exemptive relief from compliance with any possible mandatory tender offer requirements under the SRC and its implementing rules and regulations, or (3) the PSEC shall have granted such exemptive relief but such relief contains conditions that would materially and adversely affect Stream or eTelecare after the Closing and either Stream or the Company is unwilling to accept such conditions, then Stream (the “Offeror”) shall, within the meaning of the SRC, commence an Offer in accordance with the terms of this Section 5.13 and, if applicable, any mechanics, terms and conditions prescribed by the PSEC at a price to be determined by Stream, in consultation with the Company, and in compliance with the SRC and its implementing rules and regulations (the “Offer Price”), provided that provision may be made for deduction from the Offer Price of any stock transaction taxes and/or capital gains taxes, brokers’ fees (including value added tax thereon) and any other costs customarily borne by sellers in transactions of such type. The Offeror shall conduct any Offer in accordance with the SRC and its implementing rules and regulations. The Offeror shall use reasonable efforts to consummate any Offer, subject to the terms and conditions thereof. The Stockholders and the Company shall cooperate and give all reasonable assistance to the Offeror to comply with the foregoing provisions, including promptly and accurately providing to the Offeror any and all information and documents pertaining to the Stockholders and/or the Company reasonably requested by the Offeror for this purpose.

(c) In the event that (i) (1) the PSEC states, in writing, that the Exchange should not close prior to the commencement or closing of any Offer, or (2) the PSEC denies or disapproves, in writing, the exemptive relief or application to close the Exchange prior to commencement or completion of any Offer, then the Offeror shall commence the Offer prior to the Closing of the Exchange in accordance with the SRC and its implementing rules and regulations, and (ii) the PSEC states, in writing, that the Exchange may be conducted subsequent to the closing of the Exchange, then the Offeror shall commence the Offer following the Closing of the Exchange in accordance with the SRC and its implementing rules and regulations (such date on which such Offer commences, the “Launch Date”). In the event that, in connection with an Offer, the PSEC requires that the consideration for the Offer shall include Stream Common Stock, then the Offer Price shall include such amount of Stream Common Stock to be determined by Stream, in consultation with the Company and in compliance with the SRC and its implementing rules and regulations (“Offered Stream Common Shares”), provided that provision may be made for deduction from the Offer Price of any stock transaction taxes and/or capital gains taxes, brokers’ fees (including value added tax thereon) and any other costs customarily borne by sellers in transactions of such type. In such a case, the period within which to launch the Offer shall be counted from the date the PSEC shall have provided (i) written confirmation of exemption from registration under the SRC of the Offered Stream Common Shares, or (ii) written declaration of the effectivity of the Registration Statement of the Offered Stream Common Shares, as the case may be.

(d) If, for any reason whatsoever, any Offer is required for all the outstanding eTelecare Shares held by all stockholders of eTelecare (including EGS Acquisition Corp. or the Company, as the case may be), the Company hereby covenants that it will not, and the Company and the Stockholders agree that they shall cause EGS Acquisition Corp. not to, participate in the Offer by selling or offering its eTelecare Shares for sale to, or requiring, the Offeror to purchase any eTelecare Shares it may own at the time of the Offer.

(e) Unless otherwise provided in this Agreement, the Offeror shall not, without the consent of the Company, decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of eTelecare Shares sought to be purchased in the Offer, impose additional conditions to the Offer, or amend any other term of the Offer in any manner adverse to the holders of eTelecare Shares. The parties agree that the Offer shall remain open until the date that is twenty (20) Philippines business days after the Launch Date, or such later date that such parties agree to in accordance with the SRC and its implementing rules and regulations.

5.14 De Facto Merger. Notwithstanding anything herein to the contrary, each of Stream and the Company shall use reasonable best efforts to cause the Exchange to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Exchange from qualifying, as a de facto merger of each of EGS Dutchco and NewBridge into Stream under Section 40(C)(6)(b) of the Philippines Tax Code. Each of Stream and the Company shall cooperate in good faith to enable the Company to obtain a ruling from the BIR to the effect that the Exchange shall qualify as a de facto merger of each of EGS Dutchco and NewBridge into Stream under Section 40(C)(6)(b) of the Philippines Tax Code.

5.15 Code Section 338(g) Election. Stream and each of the Stockholders acknowledge that, for United States federal income Tax purposes, the Exchange will constitute a taxable exchange under Section 1001 of the Code. Stream and each of the Stockholders shall report the Exchange accordingly, to the extent required by the Code or the regulations thereunder. Stream and each of the Stockholders acknowledge that, following the Exchange, Stream may file an election under Section 338(g) of the Code with respect to the Company.

5.16 Guarantee and Reimbursement Agreement. Stream shall not make, and shall cause its Subsidiaries and Affiliates not to make, from the date hereof, any request to Ares or its affiliates for a standby letter of credit, guarantee or other form of credit support pursuant to Section 1 of the Guarantee and Reimbursement Agreement dated as of March 2, 2009, by and among Ares, Stream and certain of Stream’s Subsidiaries named therein.

5.17 Interim Financial Statements. In the event the Closing does not occur on or prior to November 15, 2009, on November 15, 2009 the Company shall (a) cause eTelecare to furnish to Stream unaudited consolidated financial statements of eTelecare for the nine months ended September 30, 2009 prepared in accordance with PFRC, and (b) furnish to Stream unaudited consolidated financial statements of the Company for the nine months ended September 30, 2009 prepared in accordance with U.S. GAAP. Stream shall file with the SEC pursuant to the Exchange Act on a timely basis, but not later than November 15, 2009, its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2009.

5.18 Tranche C Bridge Loan and Tranche D Bridge Loan. As long as the Tranche C Bridge Loans of the Company (the “Tranche C Loans”) and/or the Tranche D Bridge Loans of the Company (the “Tranche D Loans”), currently totaling $28 million in principal amount, are outstanding, Stream shall maintain in a restricted bank account an amount of cash equal to 50% of the then outstanding balance of the Tranche C Loans and the Tranche D Loans. In the event the combined companies’ debt, including the Tranche C Loans and the Tranche D Loans, is not refinanced at the Closing, the Tranche C Loans and the Tranche D Loans shall be amended at Closing to provide for repayment of such loans at the earlier of the refinancing of the combined companies and December 18, 2009.

5.19 Incentive Plan. Stream shall, upon the Closing, amend the Stream Stock Plan so that it covers a total of 10 million shares of Stream Common Stock.

5.20 VCOC Letter. Upon the Closing, Stream shall execute and deliver to each of EGS Dutchco and NewBridge a letter substantially equivalent to its letter agreement with Ares dated August 7, 2008 relating to certain information rights, as such letter agreement may be amended as of the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligation To Effect the Exchange. The respective obligations of each party to this Agreement to effect the Exchange shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been duly obtained.

(b) Governmental Approvals. The waiting period applicable to the consummation of the Exchange under the HSR Act shall have expired or been terminated. In addition, all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including any relating to Ares Foreign Antitrust Filings or Stream Foreign Antitrust Filings), in connection with the Exchange and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Stream Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a Stream Material Adverse Effect or a Company Material Adverse Effect.

(c) Information Statement. There shall have elapsed 20 calendar days from the mailing of the Information Statement to the stockholders of Stream, and no stop order or similar proceeding shall have been initiated or threatened in writing by the SEC or its staff with respect thereto.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation or Law, which is in effect and which has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange or the other transactions contemplated by this Agreement.

(e) NYSE Amex. The shares of Stream Common Stock to be issued in the Exchange shall have been approved for listing on the NYSE Amex.

(f) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity seeking to impose any Action of Divestiture or Limitation.

(g) PSEC Exemptive Relief and/or Mandatory Tender Offer. Any of the following of clause (i), (ii) or (iii) shall have occurred:

(i) (1) The PSEC shall have granted, in writing, exemptive relief from compliance with any possible mandatory tender offer requirements under the SRC and its implementing rules and regulations, such relief being to the effect that an Offer need not be conducted in connection with the Exchange, (2) such exemptive relief does not contain any conditions that would materially and adversely affect Stream or eTelecare following the Closing, and (3) such exemptive relief shall be in effect;

(ii) (1) The PSEC shall have granted, in writing, exemptive relief or approval to close the Exchange prior to commencement or completion of an Offer, (2) such exemptive relief or approval shall be in effect, and (3) (A) the PSEC shall have confirmed, in writing, that the Offer shall not have to be made for any eTelecare Shares held by the Company or EGS Acquisition Corp., as the case may be, or (B) if the Offer shall be required to be made for eTelecare Shares held by the Company or EGS Acquisition Corp., the Offer shall not have been commenced prior to the Closing of the Exchange or, if commenced, neither of these entities shall have participated in the Offer by tendering their eTelecare Shares for sale to the Offeror or requiring the Offeror to purchase any eTelecare Shares either entity may own at the time of the Offer; or

(iii) The Offeror shall have commenced and completed the Offer in accordance with the SRC and its implementing rules and regulations, and (1) the PSEC shall not have required the Offer to be made for any eTelecare Shares held by the Company or EGS Acquisition Corp., as the case may be, or (2) if the Offer shall have been made for eTelecare Shares held by the Company or EGS Acquisition Corp., neither of these entities shall have participated in the Offer by tendering their eTelecare Shares for sale to the Offeror or requiring the Offeror to purchase any eTelecare Shares either entity may own at the time of the Offer.

6.2 Additional Conditions to the Obligations of Stream. The obligations of Stream to effect the Exchange shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Stream:

(a) Representations and Warranties. The representations and warranties of the Company and Stockholders set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Company Material Adverse Effect or Knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect; provided, however, that the representations and warranties made in Sections 2.1(a), 2.1(b), 2.1(c), 3.1(b) and 3.1(c) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except to the extent specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date. Stream shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect (except that the matters set forth above relating to Section 2.1 shall be covered by certificates delivered by each of the Stockholders).

(b) Performance of Obligations of the Company and Stockholders. The Company and the Stockholders shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Third Party Consents. The Company shall have obtained all consents and approvals of third parties listed in Section 6.2(c) of the Company Disclosure Schedule.

(d) Resignations.

(i) On the date immediately preceding the Closing, Stream shall have received copies of the following: (1) from each of the directors of the Company identified by Stream: (A) a written resignation, from his/her directorship in the Company, (B) the stock certificate covering the qualifying Share held by such director endorsed in favor of Stream’s nominee directors, including (other than in the case of the two (2) Shares held by Maria Teresa M. Ferrer on her own behalf) a declaration of trust or such other document previously executed by such director to confirm that such director held his/her Share in the Company in trust for the Stockholder in whose favor the declaration of trust was issued, (2) the declaration of trust executed by each of the nominee directors of Stream in favor of such Stockholder confirming that such nominee director holds the Share endorsed in his favor under Section 6.2(d)(i)(1) in trust for such Stockholder until the period immediately prior to Closing, which declaration of trust shall be coupled with a special power of attorney in favor of such Stockholder allowing the Stockholder to transfer the qualifying Share as the Stockholder (being the beneficial owner thereof prior to Closing) sees fit; and (3) the declarations of trust executed by each of the nominee directors of Stream in favor of Stream confirming that, effective on Closing, such nominee director holds his/her Share in the Company in trust for Stream.

(ii) Simultaneously with the Closing, the nominee directors of Stream shall have been recorded as stockholders in the Stock and Transfer Book of the Company. The stock certificate to be issued to the nominee of Stream shall be endorsed by such nominee in blank and held by the relevant Stockholder until Closing when the same shall be delivered to Stream.

(iii) On the Closing Date, Stream shall have received copies of the following from the directors of EGS Acquisition Corp. (if EGS Acquisition Corp. has not merged with eTelecare on or prior to the Closing Date) eTelecare, and its Subsidiaries identified by Stream: (1) a written resignation, effective as of the Closing Date, from his/her directorship in the relevant Subsidiary, and (2) stock certificate covering the share(s) of such director in the relevant Subsidiary endorsed in favor of Stream’s nominee directors listed on Schedule 6.2(d) of the Stream Disclosure Schedule, including the declaration of trust or such other document to confirm that each director of the Subsidiaries held his/her share in the relevant company in trust for the Company or its Subsidiaries, as the case may be.

(e) Contribution of the Tranche B Loan. NewBridge shall have duly contributed to Stream the Tranche B Loan, and Stream shall have received written evidence of such contribution in form and substance reasonably satisfactory to Stream.

6.3 Additional Conditions to the Obligations of the Company and the Stockholders. The obligation of the Company and the Stockholders to effect the Exchange shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company and the Stockholders:

(a) Representations and Warranties. The representations and warranties of Stream set forth in this Agreement and in any certificate or other writing delivered by Stream pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Stream Material Adverse Effect or Knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Stream Material Adverse Effect) provided, however, that the representations and warranties made in Sections 3.2(b) and 3.2(c) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except to the extent specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date. The Company shall have received a certificate signed on behalf of Stream by the chief executive officer and the chief financial officer of Stream to such effect.

(b) Performance of Obligations of Stream. Stream shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Third Party Consents. Stream shall have obtained all consents and approvals of third parties listed in Section 6.3(c) of the Stream Disclosure Schedule.

(d) Resignations. The Company shall have received copies of the resignations, effective as of the Closing Date, of all those directors of Stream who are not named as continuing directors of Stream on Section 6.3(d) of Stream Disclosure Schedule.

(e) Amended Certificate. Stream shall have duly adopted and filed with the Secretary State of Delaware the Amended Certificate.

(f) By-Laws. Stream shall have duly adopted an amendment and restatement of its By-laws in the form attached hereto as Exhibit D.

(g) Ares. Ares shall have duly converted all of its outstanding shares of Series A Preferred Stock and Series B Preferred Stock into 35,085,134 shares of Stream Common Stock, and surrendered all of the Ares 2018 Warrants to Stream for cancellation in exchange for the issuance to Ares of 1,000,000 shares of Stream Common Stock. In addition, the letter agreement between Ares Corporate Opportunities Fund II, L.P. (“Ares”) and Stream, dated the date hereof and furnished to the Company (the “Ares Letter Agreement”) shall not have been amended or modified and shall be in full force and effect.

(h) Ayala. The Stream letter dated the date herein and furnished to NewBridge (the “Ayala High Yield Letter”) shall not have been amended or modified and shall be in full force and effect.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date (with respect to Sections 7.1(b) through 7.1(f), by written notice by the terminating party to the other party):

(a) by mutual written consent of Stream, the Company and the Stockholders; or

(b) by either Stream or the Company if the Exchange shall not have been consummated by December 31, 2009, which such date may be extended to a date no later than February 28, 2010 at the written election of either Stream or the Company if, but only if, the only conditions to Closing set forth in Article VI that have not been satisfied or duly waived on or before December 31, 2009 are those set forth in Section 6.1(b) and/or 6.1(g) (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that are by their nature to be satisfied at Closing) (as so extended, the “Outside Date”) (provided that the right to terminate this Agreement under Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Exchange to occur on or before the Outside Date); or

(c) by either Stream or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange; or

(d) by the Company or any Stockholder if the Requisite Stockholder Approval is not obtained within sixty (60) minutes after the execution of this Agreement;

(e) by Stream, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 7.1) on the part of the Company or any of the Company Stockholders, which breach (i) would cause the conditions set forth in Section 6.2(a) or (b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 10 days following receipt by the Company of written notice of such breach from Stream (or, if earlier, the Outside Date); or

(f) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 7.1) on the part of Stream, which breach (i) would cause the conditions set forth in Section 6.3(a) or (b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 10 days following receipt by Stream of written notice of such breach from the Company (or, if earlier, the Outside Date).

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Stream, the Company, the Company Stockholders or their respective officers, directors, stockholders or Affiliates, provided that (i) any such termination shall not relieve any party from liability for any Knowing and Material Breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Section 5.5 (Publicity), Section 5.7 (Expenses), this Section 7.2 and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement. For purposes of this Section 7.2, a “Knowing and Material Breach” means a material breach that is a consequence of an action undertaken by the breaching party where the actual knowledge that the taking of such act would, or would be reasonably expected to lead to a termination right under Section 7.1 of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Stockholders.

(a) Each Stockholder shall indemnify Stream in respect of, and hold it harmless against, any and all Damages (as defined below) incurred or suffered by Stream resulting from, relating to or constituting a failure of any representation or warranty made by such Stockholder in Section 2.1 of this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than in the case of representations and warranties made as of a particular date, which shall be true and correct as of such date), or any breach of any covenant made by such Stockholder in this Agreement.

(b) The Stockholders shall, severally in proportion to their relative ownership of the Shares immediately prior to the Closing, indemnify Stream in respect of, and hold it harmless against, any and all Damages incurred or suffered by Stream thereof resulting from, relating to or constituting a failure of any representation or warranty made by the Company in Sections 3.1(b), 3.1(c), 3.1(d), 3.1(e)(ii), 3.1(k)(i), 3.1(m) and/or 3.1(t) of this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than in the case of representations and warranties made as of a particular date, which shall be true and correct as of such date), or any breach of any covenant made by the Company or a Stockholder in Article I or Section 4.1 of this Agreement.

8.2 Indemnification by Stream. Stream shall indemnify the Stockholders in respect of, and hold them harmless against, in proportion to their respective ownership of the Shares immediately prior to the Closing, any and all Damages incurred or suffered by the Stockholders resulting from, relating to or constituting a failure of any representation or warranty made by Stream in Sections 3.2(b), 3.2(c), 3.2(d), 3.2(e)(ii), 3.2(k)(i), 3.2(m) and/or 3.2(t) of this Agreement, or any covenant made by Stream in Section 4.2 of this Agreement, to be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than in the case of representations and warranties made as of a particular date, which shall be true and correct as of such date), or any breach of any covenant made by Stream in this Agreement.

“Damages” means: (i) in respect of a claim for breach of Section 2.1, 3.1(b), 3.1(c), 3.2(b) and/or 3.2(c), any and all liabilities, obligations and losses, (ii) in respect of a claim for breach of Section 3.1(d), 3.1(e)(ii), 3.1(k)(i), 3.1(m) 3.1(t), 3.2(d), 3.2(e)(ii), 3.2(k)(i), 3.2(m) and/or 3.2(t) and/or any covenant made by a Stockholder, the Company or Stream in Section 4.1 or Section 4.2 of this Agreement, the diminution in the equity value of the Company or Stream, as the case may be, attributable to such breach, measured retroactively as of the Closing Date, and (iii) in respect of any claim covered by clause (i) or (ii), an additional amount equal to any out-of-pocket costs and expenses incurred by the Indemnified Party in connection with such indemnification claim (or any third party action giving rise to such claim), including court costs, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution proceedings.

“Indemnitee” means the party seeking indemnification under this Article VIII.

“Indemnifying Party” means the party from whom the Indemnitee is seeking indemnification under this Article VIII.

8.3 Indemnification Claims.

(a) In order to seek indemnification under this Article VIII, an Indemnitee shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) that contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnitee and the amount thereof (the “Claimed Amount”), to the extent then known, (ii) a statement that the Indemnitee is entitled to indemnification under this Article VIII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for indemnity in the amount of such Damages.

(b) Within twenty (20) days after delivery of Claim Notice, the Indemnifying Party shall deliver to the Indemnitee a written response (the “Response”), in which the Indemnifying Party shall either agree that the Indemnitee is entitled to indemnity for the Claimed Amount or dispute that the Indemnitee is entitled to indemnity for the Claimed Amount.

(c) During the thirty (30) day period following the delivery of a Response that reflects a dispute as to indemnification (a “Dispute”), the Indemnifying Party and the Indemnitee

shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30) day period, the Indemnifying Party and the Indemnitee shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnitee agree in writing to submit the Dispute to such arbitration, then they shall agree upon the forum and rules for such arbitration. The provisions of this Section 8.3(c) shall not obligate the Indemnifying Party and the Indemnitee to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnitee to arbitrate a Dispute, such Dispute shall be resolved in accordance with Section 9.5 of the Agreement.

8.4 Survival. All representations and warranties that are covered by the indemnification agreements in Sections 8.1 and 8.2 (other than representations and warranties contained in Sections 2.1, 3.1(b), 3.1(m), 3.2(b) and 3.2(m)) and the covenants of the parties in Sections 4.1 and 4.2 of this Agreement shall, solely for purposes of this Article VIII, survive the Closing and expire on the date 12 months after the Closing. All representations and warranties contained in Sections 2.1, 3.1(b) and 3.2(b) shall, solely for purposes of this Article VIII, survive the Closing indefinitely, and all representations and warranties contained in Sections 3.1(m) and 3.2(m) shall, solely for purposes of this Article VIII, survive the Closing until the expiration of the applicable statute of limitations. All other representation and warranties that are not covered by the indemnification agreements in Sections 8.1 and 8.2 (other than that set forth in Section 8.6(c)) shall expire immediately following the Closing. All the covenants of the parties contained in this Agreement (other than covenants contained in Sections 4.1 and 4.2 of this Agreement) shall survive the Closing indefinitely. If an Indemnitee delivers to an Indemnifying Party, before expiration of a representation, warranty or covenant, a Claim Notice based upon a breach of such representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. Notwithstanding anything to the contrary herein, all representations and warranties contained in this Agreement and the covenants of the parties contained in Sections 4.1 and 4.2 of this Agreement shall expire (other than with respect to a then pending Claim Notice as provided in the preceding sentence) upon the earlier of (i) a Change of Control (as defined in the Stockholders Agreement) and (ii) a Qualified Public Offering (as defined in the Registration Rights Agreement).

8.5 Limitations; Remedy.

(a) Except as provided for in Section 9.13 of this Agreement, other than in instances of fraud or intentional misrepresentations, following the Closing, the sole and exclusive remedy for a breach of the representations and warranties contained in this Agreement and the covenants contained in Sections 4.1 and 4.2 of this Agreement by any party shall be indemnification under this Article VIII and the settlement or payment of such indemnity claim shall be as follows:

(i) If Stream is entitled to indemnification for Damages under this Article VIII, then the Stockholder or Stockholders obligated to provide such indemnity under Section 8.1 shall forfeit to Stream, for no consideration, such aggregate number of shares of Stream Common Stock equal to the amount of Damages divided by $5.30.

(ii) If the Stockholders are entitled to indemnification for Damages under this Article VIII, then Stream shall issue to the Stockholders, in proportion to their relative ownership of the Shares upon the Closing, for no additional consideration, such aggregate number of shares of Stream Stock so that, following such issuance, the shares of Stream Stock held by the Stockholders, calculated retroactively as of the Closing Date and before giving effect to any acquisitions or dispositions of shares of Stream Stock after the Closing Date, shall represent the percentage of the total number of shares of Stream Stock outstanding immediately after the Closing (after taking into account the issuance of the additional shares of Stream Stock under this Section 8.5(a)(ii)) equal to: (A) the number of shares of Stream Stock held by the Stockholders upon the Closing, divided by (B) (i) the aggregate number of shares of Stream Stock outstanding immediately after the Closing (without taking into account the issuance of the additional shares of Stream Stock), less (ii) the amount of Damages divided by $5.30. The Stockholders shall be deemed to have reconfirmed as to such additional shares the representations and warranties set forth in Section 2.1(e) of this Agreement, and such additional shares shall contain the restrictive legend set forth in the Stockholders Agreement.

(b) Notwithstanding anything to the contrary herein, other than in instances of fraud or intentional misrepresentation, (i) the maximum number of shares of Stream Common Stock that the Stockholders collectively, on one hand, and Stream, on the other hand, shall be required to forfeit or issue pursuant to this Article VIII shall be such the number of shares of Stream Common Stock sufficient to provide indemnification for up to $50,000,000 of Damages (if Stream is the Indemnified Party) and $65,000,000 of Damages (if the Stockholders are the Indemnified Party), other than with respect to the representations and warranties contained in Sections 2.1, 3.1(b) and 3.2(b) of this Agreement; (ii) the Stockholders and Stream shall be responsible for indemnification hereunder only if, and to the extent that, the aggregate Damages for which they or it, respectively, are responsible exceeds $10,000,000 (if Stream is the Indemnified Party) or $13,000,000 (if the Stockholders are the Indemnified Party), other than with respect to the representations and warranties contained in Sections 2.1, 3.1(b), 3.1(m), 3.2(b) and 3.2(m) and the covenants contained in Sections 4.1 and 4.2 of this Agreement, and (iii) with respect to the representations and warranties in Sections 3.1(m) and 3.2(m), the Stockholders and Stream shall be responsible for indemnification hereunder only if, and to the extent that, the aggregate Damages for which they or it, respectively, are responsible exceeds $2,000,000 (if Stream is the Indemnified Party) or $2,600,000 (if the Stockholders are the Indemnified Party).

(c) All per share amounts and share numbers in this Article VIII shall be proportionately adjusted in the event of any stock split, stock dividend or similar event affecting the Stream Common Stock. In the event that Stream is party to a merger or recapitalization in which all or substantially all of the outstanding shares of Stream Common Stock are exchanged for or converted into shares of a different class of capital stock or shares of capital stock of another entity, then Stream or the Stockholders, as the case may be, shall thereafter be required to issue or transfer, in lieu of shares of Stream Common Stock, the shares of such different or other class of capital stock for or into which such shares of Stream Common Stock have been exchanged or converted.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall any party be required to make any cash payment to any other party pursuant to this Article

VIII, and the sole and exclusive remedy for any indemnification claim for Damages shall be as set forth in Section 8.5(a), except as provided for in Section 9.13 of this Agreement and other than in instances of fraud or intentional misrepresentations.

(e) No Stockholder shall have the right of contribution against the Company or Stream with respect to any breach by the Company of any of its representations, warranties, covenants or agreements in this Agreement.

(f) Notwithstanding anything to the contrary in this Article VIII, neither the Stockholders on one hand, nor Stream, on the other hand, shall be entitled to indemnification under this Article VIII with respect to any breach of the representations set forth in Sections 8.1(a), 8.1(b) and 8.1 (c) if (A) such breach is attributable to events or circumstances occurring after the date of this Agreement; provided that such breach is not an intentional breach, (B) the breaching party notifies the other party to this Agreement of such breach, in writing, prior to the Closing and acknowledges, in writing, that such breach entitles the other party to terminate this Agreement pursuant to Section 7.1(e) or 7.1(f), as the case may be, and (C) the other party does not elect to terminate this Agreement pursuant to Section 7.1(e) or 7.1(f), as the case may be.

(g) Any forfeiture or issuance of shares of Stream Common Stock pursuant to this Article VIII shall be treated as an adjustment to the consideration paid by Stream for the Shares.

8.6 Taxes.

(a) In the event that the value of the total consideration received by EGS Dutchco in respect of its Shares (the “Providence Share Consideration”) is finally determined by the Internal Revenue Service to be more than the greater of (X) the amount realized in respect of EGS Dutchco’s Shares as reported by Providence Equity Partners VI International L.P. on its Internal Revenue Service Form 1065 for the tax year that includes the Closing Date (the “Providence Return”) and (Y) 71,801,975, Stream shall pay to EGS Dutchco or its designee, within five (5) business days after written notice to Stream of such determination, by wire transfer of immediately available funds, an amount equal to the quotient of (i) all Taxes resulting from such determination (assuming that all gains recognized by EGS Dutchco are subject to income tax at a rate of 45%), divided by (ii) 0.55, but in no event shall Stream be required to pay to EGS Dutchco and its designees pursuant to this Section 8.6(a) more than $7,500,000.

(b) In the event that the Internal Revenue Service proposes an adjustment to the reported value of the Providence Share Consideration in the course of any audit or examination of the Providence Return by the Internal Revenue Service, EGS Dutchco will promptly notify Stream of such proposed adjustment, provided that the failure by EGS Dutchco to promptly notify Stream shall relieve Stream of its obligations under Section 8.6(a) only to the extent that Stream’s ability to contest such adjustment is actually prejudiced by such failure. Following such proposed adjustment, Stream shall have the right to participate, at its own expense, in such audit or examination, and EGS Dutchco shall not settle or compromise such proposed adjustment without the prior written consent of Stream, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, under no circumstances shall EGS Dutchco or any of its direct or indirect owners be required to litigate with any Taxing Authority with respect to any such adjustment or proposed adjustment.

(c) EGS Dutchco represents and warrants that its adjusted tax basis in its Shares for United States federal income tax purposes is not less than $71,801,975.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Reserved.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that, after the Requisite Stockholder Approval has been obtained, this Agreement may not be amended in any manner that would require further stockholder approval of Stream, without such further stockholder approval having been obtained.

9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Exchange are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

9.4 Counterparts. This Agreement may be executed in any number of counterparts including by facsimile signature or by electronic means such as a .pdf file, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 Governing Law and Venue. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES; provided, that, for the avoidance of doubt, all matters relating to the fiduciary duties of the board of directors of the Company shall be governed by Philippines law. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Exchange and other transactions contemplated hereby or thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of Delaware or Federal court to the exclusion of all other courts and venues. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by courier, or by facsimile (upon receipt of telephonic or electronic confirmation of successful transmission):

if to Stream:

Stream Global Services, Inc.

20 William Street

Suite 310

Wellesley, Massachusetts 02481

U.S.A.

Attention:	Sheila Flaherty, Esq.
Telephone:	(781) 304-1810
Facsimile:	(781) 304-1702

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

U.S.A.

Attention:	Mark G. Borden, Esq.
Telephone:	(617) 526-6000
Facsimile:	(617) 526-5000

and

Ares Corporate Opportunities Fund II, L.P.

c/o Ares Management, Inc.

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

U.S.A.

Attention:	David Kaplan and Jeffrey Schwartz
Telephone:	(310) 201-4100
Facsimile:	(310) 201-4157

and

Proskauer Rose LLP

2049 Century Park East

Suite 3200

Los Angeles, California 90067

U.S.A.

Attention:	Michael A. Woronoff, Esq.
Telephone:	(310) 557-2900
Facsimile:	(310) 557-2193

if to the Company:

EGS Corp.

33/F Tower One

Ayala Triangle

Ayala Avenue

Makati City, 1226

Metro Manila, Philippines

Attention:	Solomon M. Hermosura
Telephone:	+63 (2) 848-5643
Facsimile:	+63 (2) 759-4383

and

Attention:	Raymond M. Mathieu
Telephone:	(401) 751-1700
Facsimile:	(401) 751-1790

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

U.S.A.

Attention:	Michael Weisser, Esq.
Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007

if to the Stockholders:

NewBridge International Investment Ltd.

c/o Ayala Corporation

33/F Tower One

Ayala Triangle

Ayala Avenue

Makati City, 1226

Metro Manila, Philippines

Attention:	Solomon M. Hermosura
Telephone:	+63 (2) 848-5643
Facsimile:	+63 (2) 759-4383

EGS Dutchco B.V.

Fred Roeskestraat 123

1076 EE

Amsterdam, Netherlands

Attention:	Raymond M. Mathieu
Telephone:	(401) 751-1700
Facsimile:	(401) 751-1790

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

U.S.A.

Attention:	Michael Weisser, Esq.
Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement; No Other Representations. This Agreement (including any annexes, schedules and exhibits hereto), all Stockholder Disclosure Schedules, the Company Disclosure Schedule, the Stream Disclosure Schedule, the Nondisclosure Agreement, dated as of March 19, 2009, between Stream and Providence Equity L.L.C. and the Nondisclosure Agreement, dated as of March 22, 2009, between Stream and LiveIt Investments Limited (the “Confidentiality Agreements”) constitute the entire agreement by and among the parties hereto and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER STREAM NOR THE COMPANY OR THE STOCKHOLDERS MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE EXCHANGE, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8 No Third-Party Beneficiaries. Other than with respect to the matters set forth in Section 5.6 (Indemnification), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9 Obligations of Stream and of Company. Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Stream to take any action, such requirement shall be deemed to include an undertaking on the part of Stream to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Company to take any action, such requirement shall be deemed to include an undertaking on the part of Company to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “$” shall be to United States Dollars. All references to “PhP” shall be to Philippine Pesos.

9.12 Assignment. Except as set forth below, this Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Stream may designate, by written notice to Company, another wholly-owned direct or indirect subsidiary of Stream, to be an acquirer of the Shares from the Stockholders in the Exchange in lieu of Stream, so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Stream Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Exchange, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Exchange or the transactions contemplated hereby. If the requirements of the previous sentence are met and Stream wishes to designate another wholly-owned direct or indirect subsidiary to be a purchaser in the Exchange in lieu of Stream, then, all references herein to Stream shall be deemed references to such other entity, except that, as of the date of such designation, such Subsidiary shall be considered a “Subsidiary” for purposes of all representations and warranties made herein with respect to Stream.

If a Stockholder transfers any of its Shares or any of its shares of Stream Stock to an Affiliate thereof, such Stockholder shall assign its rights and obligations under this Agreement to such Affiliate and, concurrently with such transfer, shall cause such Affiliate to execute and deliver to Stream an instrument, reasonably satisfactory in form and substance to Stream, pursuant to which such Affiliate shall become a party hereto, be bound hereby and be deemed a “Stockholder” for all purposes of this Agreement, from and after such assignment, with respect to the shares of Stream Stock transferred to it to the same extent as such transferring Stockholder was prior to such assignment. Such transferring Stockholder shall remain liable and obligated hereunder (jointly and severally with such Affiliate) for all of the obligations under this Agreement assigned to such Affiliate (unless such Stockholder merges with or is liquidated into such Affiliate).

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Company, the Stockholders or Stream, as the case may be, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Stream, the Company and the Stockholders shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

STREAM GLOBAL SERVICES, INC.

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President and Chief Executive Officer

Signature Page – Share Exchange Agreement

EGS CORP.

By:	/s/ Alfredo I. Ayala
Name:	Alfredo I. Ayala
Title:	President

Signature Page – Share Exchange Agreement

STOCKHOLDERS:

EGS DUTCHCO BV

By:	/s/ R. Davis Noell
Name:
Title:

NEWBRIDGE INTERNATIONAL INVESTMENT LTD.

By:	/s/ Alfredo I. Ayala
Name:	Alfredo I. Ayala
Title:	Director

Schedule I

Stockholders of EGS Corp.	Number of Shares of EGS Corp.
EGS Dutchco B.V.	5,820,395

NewBridge International Investment Ltd.	5,820,395

Julie Richardson	1	*

Robert Davis Noell	1	*

Thura Ko	1	*

Maria Teresa D. Mercado-Ferrer	1	*

Alfredo I. Ayala	1	**

Solomon M. Hermosura	1	**

Ginaflor C. Oris	1	**

Maria Teresa D. Mercado-Ferrer	2

*	Shares held in trust for EGS Dutchco B.V.
**	Shares held in trust for NewBridge International Investment Ltd.

Schedule II

Stockholder	Number of Shares of Stream Common Stock to be Issued		Percentage of Issued and Outstanding Stream Common Stock
EGS Dutchco B.V.	13,461,378		17.00%

NewBridge International Investment Ltd.	20,192,068		25.5%

Total EGS Corp. Stockholders	33,653,446		42.5%

	Number of Shares of Stream Common Stock Held
Ares Corporate Opportunities Fund II, L.P.	36,085,134	*	45.57%

Founders	4,059,098		5.13%

R. Scott Murray	3,779,802		4.77%

Brookside Capital	1,250,000		1.58%

Restricted Stock (Employees)	85,926		0.11%

Other Stockholders	271,173		0.34%

Non-EGS Corp. Stockholders	45,531,133		57.5%

Total	79,184,579		100.00%

*	Includes 1,000,0000 shares to be issued to Areas in exchange for surrender of warrants for 7,500,000 shares of Stream Common Stock.